Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

Dated as of

February 18, 2024

by and among

ACRI CAPITAL ACQUISITION CORPORATION,

ACRI CAPITAL MERGER SUB I INC.,

ACRI CAPITAL MERGER SUB II INC.,

and

FOXX DEVELOPMENT INC.,

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Exhibits

Exhibit A Sponsor Support Agreement

Exhibit B Company Support Agreement

Exhibit C Form of PubCo ESOP

Exhibit D Form of Lock-Up Agreements

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of February 8, 2024 (the “Signing Date”), is made and entered into by and among Acri Capital Acquisition Corporation, a Delaware corporation (the “Parent”), Acri Capital Merger Sub I Inc., a Delaware corporation formed to become a wholly-owned subsidiary of the Parent (the “Purchaser”), Acri Capital Merger Sub II Inc., a Delaware corporation formed to become a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Foxx Development Inc., a Texas for profit corporation (the “Company”).

RECITALS

WHEREAS, the Company and its Subsidiaries (the “Group Company”) are in the businesses of distributing smartphones, tablets, and other end-to-end communication electronic devices and developing IoT products and solutions.

WHEREAS, the Parent is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Purchaser is a newly formed, wholly-owned, direct subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the Reincorporation Surviving Corporation (as defined below) (the “Reincorporation Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of the Purchaser and was formed for the sole purpose of the merger of the Company with and into Merger Sub (the “Acquisition Merger”), with Merger Sub continue as the surviving corporation, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, the sponsor of the Parent, Acri Capital Sponsor LLC (the “Sponsor”) entered into a letter agreement, substantially in the form of Exhibit A (the “Sponsor Support Agreement”) pursuant to which the Sponsor agrees to vote in favor of the transactions contemplated by this Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, certain Pre-Closing Company Stockholders have entered into support agreements, substantially in the form of Exhibit B (each, a “Company Support Agreement”), pursuant to which each such Pre-Closing Company Stockholder agrees to vote in favor of the transactions contemplated by this Agreement;

WHEREAS, prior to the Closing, Purchaser Parties (as defined below) and the Company will use their commercially best efforts to secure financing structures for use to pay Transaction Expenses (as defined below) and working capital of PubCo (as defined below), including without limitation, PIPE financing, private financing and redemption waiver, convertible debt, forward purchase agreement, backstop, or equity line of credit (collectively, the “Transaction Financing”) pursuant to which certain investors commit to acquiring (x) shares of Purchaser Common Stock, (y) Equity Securities of any Purchaser Party or the Company, or entering into (z) forward purchase agreements, subscription agreements or other transaction financing agreements (the “Transaction Financing Agreements”) in each case on terms and conditions acceptable to the Company and Purchaser Parties.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Parent, Purchaser, Merger Sub, and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Agreements” means the Sponsor Support Agreement, the Company Support Agreement, the Lock-up Agreements, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Audited Financial Statements” means the Financial Statements delivered pursuant to Section 7.3, and the audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended June 30, 2023 and June 30, 2022, together with the auditor’s reports thereon.

“Business Combination” has the meaning set forth in Parent’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Governmental Authorities in Delaware are authorized or required by Law to close.

“C.F.R.” means the Code of Federal Regulations, the official source of codified U.S. Government regulations published by the Office of Federal Register, U.S. National Archives and Records Administration, and the U.S. Government Publishing Office.

“Closing Payment Stock” means 5,000,000 shares of Purchaser Common Stock, being the number of Purchaser Common Stock equal to $50,000,000, divided by $10.00 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company and its Subsidiaries or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby, excluding any information which, (i) at the time of disclosure by Purchaser Parties or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or any other Contract between the Company and Parent or (ii) at the time of the disclosure by the Company or their respective Representatives to Purchaser Parties or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Related Party” means any:

member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and 0, excluding the Company and any of its Subsidiaries.

“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share, of the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “share alike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Material, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Material).

“Equipment Use Authorizations” or “EUAs” means certification, issued under the authority of the FCC, that equipment is approved for use under relevant FCC rules and regulations and any condition specified in the official grant of authorization.

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Order” means a directive signed by the President of the United States and published by the Office of the Federal Register, U.S. National Archives and Records Administration.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, including the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such Person.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authorities” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” means any consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Government (including under Title 19 of the U.S. Code and Title 19 of the C.F.R.); (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority, except with regard to Equipment Use Authorizations.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Long Stop Date” means April 14, 2024, or such a later date which Parent is permitted to consummate a Business Combination (as defined in Parent’s Governing Documents) in accordance with its Governing Documents.

“Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of Group Company and its business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Group Company from operating its business in the same manner as on the Signing Date and on the Closing Date(as defined below), provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Parent” has the meaning specified in the Preamble hereto.

“Parent Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Parent or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Parent or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Parent and/or any of its controlled affiliates, in each case, other than the Transactions.

“Parent Class A Common Stock” means each share of Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means each share of Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means collectively Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Confidential Information” means all confidential or proprietary documents and information concerning Parent or any of its Representatives, excluding any information which, (i) at the time of disclosure by the Company, Parent, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or any other Contract between the Company and Parent or (ii) at the time of the disclosure by Parent or its Representatives to the Company, Parent, Merger Sub, or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Parent Confidential Information.

“Parent IPO” means the initial public offering of the Parent Units pursuant to the Parent IPO Prospectus.

“Parent IPO Prospectus” the Registration Statement on Form S-1 (File No. 333-263477) relating to the Parent that was declared effective by the SEC on June 9, 2022.

“Parent Redemption Price” means a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with the Transaction Proposals.

“Parent Securities” means the Equity Securities of Parent.

“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Common Stock to redeem all or a portion of the Parent Common Stock held by such holder at the Parent Redemption Price.

“Parent Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the other Transaction Documents, (b) the approval of the Certificate of Merger and the Acquisition Merger by special resolution (as defined in the DGCL) of the Parent Stockholders at an Parent Stockholders’ Meeting duly called by the Parent Board held for such purpose and (c) the approval of any other proposals as the SEC (or staff member thereof) indicates that (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Parent in order for the Acquisition Merger to be consummated, in each case with the requisite number of votes required under the Parent’s Governing Documents and all applicable Laws.

“Parent Stockholders” means the holders of shares of Parent Common Stock as of immediately prior to the Effective Time.

“Parent Units” means the units of Parent issued at Parent IPO (including overallotment units acquired by Parent underwriter) consisting of one (1) share of Parent Class A Common Stock and one-half (1/2) of one Parent Warrant.

“Parent Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each Parent Unit, entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock at a purchase price of $11.50 per share, subject to adjustments as provided for in the Parent IPO Prospectus.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Activities” means any minority investment in or secondary share transfers involving less than 2.5% of the voting power and economic interest of the Company.

“Permitted Activities Documents” means all transaction documents in connection with the Permitted Activities.

“Parent Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Pre-Closing Company Stockholders” means the stockholders of the Company’s Equity Securities immediately prior to the Effective Time.

“Purchaser Common Stock” means shares of common stock of the Purchaser, par value $0.0001 each.

“Purchaser Parties” means, collectively, the Parent, Purchaser, and Merger Sub, and “Purchaser Party” means any of them.

“Purchaser Unit” means each outstanding unit of the Purchaser consisting of one Purchaser Common Stock and one-half of one Purchaser Warrant.

“Purchaser Warrants” mean the redeemable warrants exercisable for one share of Purchaser Common Stock at an exercise price of $11.50.

“Purchaser Securities” means the Purchaser Unit, Purchaser Common Stock, and Purchaser Warrants, collectively.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Restricted Person” means any Person that is, (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the Palestinian Legislative Council List, the List of Foreign Financial Institutions Subject to Correspondent Account or Payable-Through Account Sanctions, the Non-SDN Menu-Based Sanctions List, and the Non-SDN Chinese Military-Industrial Complex Companies List; U.S. Department of Commerce’s Denied Persons List, Unverified List, Entity List, and Military End User List; U.S. Department of State’s Statutory Debarment List and Administrative Debarment List; U.S. Department of Homeland Security’s Uyghur Forced Labor Prevention Act Entity List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b)..

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Russia, Belarus, Syria and the Crimea region of Ukraine and Sevastopol).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority; that are applicable to the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Acri Capital Sponsor LLC.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition relating thereto.

“Team Telecom Committee” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020, whose primary objective is to assist the FCC in its public interest review of national security and law enforcement concerns that may be raised by foreign participation in the U.S. telecommunications services sector, as well as any successor group or other group within the Executive Branch of the U.S. Government charged with performing or assisting the FCC with such review.

“Transaction Documents” means, collectively, this Agreement, the Company Support Agreement, Sponsor Support Agreement, and Form of Lock-Up Agreements, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Reincorporation Merger, the Acquisition Merger, and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“U.S.” or “United States” means the United States of America.

“U.S. Government” means the federal government of the United States of America.

“Warrant Agreement” means the Warrant Agreement, dated as of June 9, 2022 between Parent and VStock Transfer, LLC, as warrant agent.

“Working Capital Loans” means any loan made to Parent by any of the Sponsor, an Affiliate of the Sponsor, or any of Parent’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses, extension related costs and deposits and other obligations incurred by Parent for the Transactions.

Section 1.2. Other Definitions

ACP Program	Section 4.5 (c)(i)
Additional Parent SEC Documents	Section 6.12(a)
Alternative Proposal	Section 9.14
Alternative Transaction	Section 9.14
Agreement	Preamble
Audited Financial Statements	Section 5.9(a)
Assumed Option	Section 4.1(d)
Certificate of Merger	Section 3.2
Closing	Section 3.2
Closing Consideration Spreadsheet	Section 4.5(a)
Closing Date	Section 3.2
Closing Filing	Section 9.4(b)
Company Option	Section 4.1(d)
Closing Press Release	Section 9.4(b)
Company	Preamble
Company Cure Period	Section 11.1(b)
Company Disclosure Letter	Article V
Company Excluded Shares	Section 1.1(c)
Company Indemnified Parties	Section 9.10(a)
Company Registered Intellectual Property	Section 5.21(a)
Company Shareholder Approval	Section 9.2(c)(i)
Company Support Agreement	Preamble
DGCL	Recitals
D&O Indemnified Parties	Section 9.10(a)
Earnout Shares	Section 1.1(a)
Effective Time	Section 3.2
Enforcement Proceeding	Section 5.27(d)
Escrow Account	Section 4.5(b)
Escrow Agent	Section 4.5(b)
Escrow Agreement	Section 4.5(b)
Escrow Shares	Section 4.5(a)
Exchange Ratio	Section 4.1(d)
FCC	Section 5.27(a)
Financial Statements	Section 5.9 (a)
Full Approval	Section 4.5(c)(ii)
Group Company	Preamble
Intended Tax Treatment	Recitals
Unaudited Financial Statements	Section 5.9(a)
Unaudited Financial Statements Date	Section 5.9(a)
Interim Financial Statements	Section 7.3(a)
Interim Period	Section 7.1
IPO	Section 12.1
Key Personnel	Section 7.7

Legal Proceedings	Section 5.11
Lock-up Agreements	Recitals
Material Contracts	Section 5.13(a)
Material In-Licenses	Section 5.13(a)(x)
Merger	Recitals
Merger Sub	Preamble
Non-Disclosure, Non-Competition and Non-Solicitation Agreement	Recitals
Non-Recourse Parties	Section 12.16(b)
Proxy/Registration Statement	Section 9.2(a)(i)
Paid Transaction Expenses	Section 12.6
Parent	Preamble
Parent Board	Section 9.2(b)(iii)
Parent Board Recommendation	Section 9.2(b)(iii)
Purchaser Parties Disclosure Letter	Article VI
Parent Stockholders’ Meeting	Section 9.2(b)(i)
Parent Employment Agreement	Recitals
Parent Excluded Shares	Section 2.6(e)
Parent Redeeming Share	Section 2.6(a)
Parent SEC Documents	Section 6.12(a)
PubCo	Section 2.1
PubCo 2024 Annual Report	Section 4.4 (a)(i)
PubCo 2024 Audited Financials	Section 4.4 (a)(i)
PubCo 2024 Revenue	Section 4.4 (a)(i)
PubCo ESOP	Section 8.10
Public Shareholders	Section 12.1
Purchaser	Preamble
Purchaser Cure Period	Section 11.1(c)
Purchaser Parties Indemnified Parties	Section 9.10(a)
Real Property Leases	Section 5.20(b)
Regulatory Approvals	Section 9.1(a)
Reincorporation Surviving Corporation	Section 2.1
Reincorporation Effective Time	Section 2.2
Related Party Agreements	Section 5.13(a)(vi)
Released Claims	Section 12.1
Restraint	Section 10.1(f)
Shareholder Representative	Section 4.5(b)
Signing Date	Preamble
Signing Filing	Section 9.4(b)
Signing Press Release	Section 9.4(b)
Sponsor Support Agreement	Preamble
Statements Date(s)	Section 5.9(a)
Surviving Corporation	Section 2.1

Terminating Company Breach	Section 11.1(b)
Terminating Purchaser Breach	Section 11.1(c)
Top Vendors	Section 5.29(a)
Transaction Expenses	Section 12.6
Transaction Financing	Recitals
Transaction Financing Agreement	Recitals
Transaction Proposals	Section 9.2(a)(i)
Transfer Taxes	Section 9.6
Trust Account	Section 12.1
Trustee	Section 6.9(a)
Unpaid Transaction Expenses	Section 12.6

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.4. Knowledge. As used herein, the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiries of direct reports; the phrase “to the knowledge” of any Purchaser Party shall mean the actual knowledge of the officers of any Purchaser Party and the knowledge that such individuals would have acquired after reasonable inquiry or investigation.

Article II

REINCORPORATION MERGER

Section 2.1. Reincorporation Merger. At the Reincorporation Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the laws of the DGCL, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter referred to, upon and after the Reincorporation Effective Time, as the “Reincorporation Surviving Corporation” or sometime is referred to, upon and after the Effective Time (as defined below, as the “PubCo.”).

Section 2.2. Reincorporation Effective Time. Following the satisfaction or waiver (by the applicable party) of the closing conditions set forth in Article XI (except for such conditions to be performed at Closing), the Parent shall cause the Reincorporation Merger to be consummated in accordance with this Agreement and the DGCL no later than one Business Day before the Closing Date, by filing a certificate of merger between Parent and Purchaser (the “Reincorporation Merger Certificate”). The Reincorporation Merger is to become effective immediately upon filing of the Reincorporation Merger Certificate or at such later time specified in the Reincorporation Merger Certificate (“Reincorporation Effective Time”).

Section 2.3. Effect of the Reincorporation Merger. The Reincorporation Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Reincorporation Merger and without further act or deed, at the Reincorporation Effective Time, all of the property, rights, privileges, powers and franchises of the Parent and Purchaser shall vest in the Reincorporation Surviving Corporation and all of the debts, liabilities and duties of the Parent and Purchaser shall become the debts, Liabilities and duties of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

Section 2.4. Certificate of Incorporation. Effective at the Reincorporation Effective Time, the bylaws and certificate of incorporation of the Reincorporation Surviving Corporation shall be amended and restated in its entirety and shall be thereafter amended in accordance with their terms, the organizational documents of the Reincorporation Surviving Corporation and as provided by the DGCL.

Section 2.5. Directors and Officers of the Reincorporation Surviving Corporation. As of the Reincorporation Effective Time, the persons constituting the directors and officers of Parent prior to the Reincorporation Effective Time shall continue to be the directors and officers of the Reincorporation Surviving Corporation (and holding the same title as held at Parent) until the Effective Time.

Section 2.6. Effect on Issued Securities of Parent.

(a) Cancellation of Parent Redeeming Shares. Each share of Parent Class A Common Stock held by Parent Shareholders who validly redeemed their Parent Class A Common Stock upon acceptance by the Parent (the “Parent Redeeming Share”) issued and outstanding immediately prior to the Reincorporation Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the Parent Shareholder Redemption Amount in accordance with the certificate of incorporation of the Parent.

(b) Parent Units. Immediately prior to the Reincorporation Effective Time, each issued and outstanding Parent Unit shall automatically separate into one share of Parent Class A Common Stock and one-half of one Parent Warrant. The holders of Parent Units issued and outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law and shall thereafter have the rights with respect to the shares of Parent Class A Common Stock and Parent Warrants separated from such Parent Units.

(c) Conversion of Parent Common Stock. At the Reincorporation Effective Time, each share of Parent Common Stock (other than Parent Excluded Shares (as defined below) and the Parent Redeeming Shares) issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted automatically into one Purchaser Common Stock. At the Reincorporation Effective Time, all Parent Common Stock shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of issued Parent Common Stock immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate previously evidencing Parent Common Stock (other than the Parent Excluded Shares) shall be exchanged for a certificate representing the same number of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(d) Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant immediately prior to the Reincorporation Effective Time shall be converted automatically into one (1) Purchaser Warrant. At the Reincorporation Effective Time, all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(e) Cancellation of Parent Common Stock Owned by Parent. At the Reincorporation Effective Time, if there are any Parent Common Stock that are owned by the Parent as treasury shares or any Parent Common Stock owned by any direct or indirect wholly owned Subsidiary of the Parent immediately prior to the Reincorporation Effective Time (the “Parent Excluded Shares”), such shares shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any securities of the Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, the Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7. Cancellation of Purchaser Common Stock Owned by Parent. At the Reincorporation Effective Time, every issued and outstanding share(s) of the Purchaser owned by the Parent as set forth in Section 6.7(b), being the only issued and outstanding share(s) in the Purchaser immediately prior to the Reincorporation Effective Time, shall be canceled without any conversion thereof or payment therefor.

Section 2.8. Surrender of Securities. All Purchaser Securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

Section 2.9. Lost Stolen or Destroyed Certificates. In the event any certificates representing Parent Securities shall have been lost, stolen or destroyed, Purchaser shall issue certificates representing Purchaser Securities in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 2.10. Section 368 Reorganization. For U.S. federal income tax purposes, the Purchaser Parties intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and Purchaser is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). The Purchaser Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.11. Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III

ACQUISITION MERGER

Section 3.1. Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, which is no later than one Business Day after the Reincorporation Effective Time, and in accordance with the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub (the “Acquisition Merger”). Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”).

Section 3.2. Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Acquisition Merger (the “Closing”) shall take place one Business Day after the Reincorporation Effective Time electronically through the exchange of documents via e-mail or facsimile, or at such other place and time as the Company and the Purchaser Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the Acquisition Merger shall be consummated in accordance with this Agreement and the DGCL and Texas Business Organizations Code and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”). Such Acquisition Merger to be effective immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 3.3. Directors and Officers.

(a) Directors and Officers of PubCo. Upon and immediately following the Effective Time, the PubCo’s board of directors shall consist of five (5) directors. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, two (2) directors until the second annual shareholder meeting of the PubCo that takes place after the Effective Time(including one (1) independent director that is qualified as “independent” Nasdaq rules), and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining three (3) directors to serve until the first annual shareholder meeting of the PubCo that takes place after the Effective Time (including two (2) independent director that is qualified as “independent” Nasdaq rules). Immediately after the Effective Time, the executive officers of PubCo shall be the Persons mutually agreed by the Parent and the Company, provided that each of them shall enter into customary employment agreement with PubCo prior to the Effective Time.

(b) Directors and Officers of the Surviving Corporation. Upon and immediately following the Effective Time, the Surviving Corporation’s board of directors shall consist of one (1) director, to be mutually agreed by the Parent and the Company. Immediately after the Effective Time, the executive officers of the Surviving Corporation shall be the Persons mutually agreed by the Parent and the Company provided that each of them shall enter into customary employment agreement with PubCo prior to the Effective Time.

Section 3.4. Effect of the Acquisition Merger. The Acquisition Merger shall have the effects set forth in this Agreement and the DGCL and Texas Business Organizations Code. Without limiting the generality of the foregoing and subject thereto, by virtue of the Acquisition Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 3.5. Governing Documents of the Surviving Corporation. At and immediately following the Effective Time, the bylaws and certificate of incorporation of Merger Sub existing immediately prior to the Effective Time shall be the Governing Documents of the Surviving Corporation.

Section 3.6. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.7. Section 368 Reorganization. If the Company determines, in its reasonable discretion, that the Acquisition Merger (and, if determined by the Company, in its reasonable discretion, together with the Transaction Financing) qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, then this Agreement is adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3 with respect to the Acquisition Merger (and, if applicable, the Transaction Financing) and the Company, Purchaser and Merger Sub will be parties to the Acquisition Merger within the meaning of Section 368(b) of the Code.

Article IV

CONSIDERATION

Section 4.1. Cancellation and Conversion of Capital.

(a) Cancellation of Company Common Stock. Subject to Section 4.5, at the Effective Time, by virtue of the Acquisition Merger and this Agreement and without any action on the part of the Purchaser, Merger Sub, the Company or the Pre-Closing Company Stockholders, the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Excluded Shares) shall be canceled in exchange for the right to receive Closing Payment Stock. It is being agreed that the Closing Payment Stock shall be allocated among the Pre-Closing Company Stockholders on a pro rata basis based on the number of Company Common Stock (other than Company Excluded Shares) they hold as of immediately prior to the Effective Time.

(b) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and such share of the Surviving Corporation into which the common stock of Merger Sub are so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time and prior to the issuance of the Closing Payment Stock).

(c) Treatment of Certain Company Common Stock. At the Effective Time, all Company Common Stock that are owned by the Company (as treasury shares or otherwise) or by any of its direct or indirect Subsidiaries immediately prior to the Effective Time (the “Company Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange thereof.

(d)  Treatment of Company Option. Each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, shall be assumed by PubCo and automatically converted into an option to purchase Purchaser Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the PubCo ESOP (as defined in Section 8.10) and shall (i) constitute the right to acquire a number of shares of Purchaser Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock underlying thereto, (ii) be subject to the same vesting schedule, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Company Option prior to its assumption, divided by (B) the Exchange Ratio. Each Assumed Option will be subject to the terms and conditions set forth in the PubCo ESOP. The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be affected in a manner that is consistent with Sections 409A and 424(a) of the Code. For the purpose of this Agreement, “Exchange Ratio” means an amount equal to (i) the Closing Payment Shares, divided by (ii) the amount of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time.

(e) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Surrender of Certificates. All securities issued upon the surrender of the certificates representing the Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Common Stock shall also apply to the Closing Payment Stock so issued in exchange.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued the applicable portion of the Closing Payment Stock for such number of Company Common Stock represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Company and/or the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company and/or the Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Effective Time, any change in the outstanding securities of the Company or the Purchaser Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or additional shares of Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 4.2. Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall issue to each Pre-Closing Company Stockholder such Pre-Closing Company Stockholder’s pro rata portion of the Closing Payment Stock.

(b) No fractional Purchaser Common Stock will be issued pursuant to the Acquisition Merger, and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fractional Purchaser Common Stock (after aggregating all fractional Purchaser Common Stock that otherwise would be received by such Person) shall have the number of Purchaser Common Stock issued to such Person rounded up in the aggregate to the nearest whole number of Purchaser Common Stock.

Section 4.3. Legend. Unless otherwise registered under the Securities Act of 1933, as amended, each certificate issued pursuant to the Acquisition Merger to any Pre-Closing Company Stockholders shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (II) THE ISSUER OF THE COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.

Section 4.4. Earnout Payment.

(a) After the Closing, subject to the terms and conditions set forth herein, PubCo shall issue and each Pre-Closing Company Stockholder shall have the right to receive its pro rata portion of up to 4,200,000 additional Purchaser Common Stock (collectively, the “Earnout Shares”) based on PubCo achieving certain revenue milestones for the fiscal years ending June 30, 2024 and 2025 as follows:

(i) in connection with the financial performance for the fiscal year ending June 30, 2024:

(A) the applicable pro rata portion of 700,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of an report on Form 10-K with the SEC (the “PubCo 2024 Annual Report”) containing an audited report issued by the independent auditor of PubCo for the PubCo’s audited consolidated financial statements for the fiscal year ending June 30, 2024 prepared in accordance with U.S. GAAP (the “PubCo 2024 Audited Financials”), if and only if, such PubCo 2024 Audited Financials reflect revenue of PubCo for the fiscal year ending June 30, 2024 (the “PubCo 2024 Revenue”) no less than Sixty-Seven Million Dollars ($67,000,000) (including $67,000,000) and less than Eighty-Four Million Dollars ($84,000,000) (excluding $84,000,000), or

(B) the applicable pro rata portion of 1,400,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of the PubCo 2024 Annual Report containing the PubCo 2024 Audited Financials, if and only if, such PubCo 2024 Audited Financials reflect the PubCo 2024 Revenue no less than Eighty-Four Million Dollars ($84,000,000) (including $84,000,000) and less than One Hundred Million Dollars ($100,000,000) (excluding $100,000,000), or

(C) the applicable pro rata portion of 2,100,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of the PubCo 2024 Annual Report containing the PubCo 2024 Audited Financials, if and only if, such PubCo 2024 Audited Financials reflect the PubCo 2024 Revenue no less than One Hundred Million Dollars ($100,000,000) (including $100,000,000); and

(D) for the purpose of this Section 4.4(a)(i), the Earnout Shares shall be issued and delivered pursuant to one subparagraph above only once. For the purpose of demonstration, if the PubCo 2024 Revenue is $84,000,000, the Pre-Closing Company Stockholders shall only be entitled to receive the Earnout Shares pursuant to Section 4.4(a)(i)(B) and if the PubCo 2024 Revenue is $100,000,000, the Pre-Closing Company Stockholders shall only be entitled to receive the Earnout Shares pursuant to Section 4.4(a)(i)(C); and

(ii) in connection with the financial performance for the fiscal year ending June 30, 2025:

(A) the applicable pro rata portion of 700,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of an report on Form 10-K with the SEC (the “PubCo 2025 Annual Report”) containing an audited report issued by the independent auditor of PubCo for the PubCo’s audited consolidated financial statements for the fiscal year ending June 30, 2025 prepared in accordance with U.S. GAAP (the “PubCo 2025 Audited Financials”), if and only if, such PubCo 2025 Audited Financials reflect revenue of PubCo for the fiscal year ending June 30, 2025 (the “PubCo 2025 Revenue”) no less than Seventy-Seven Million and Fifty Thousand Dollars ($77,050,000) (including $77,050,000) and less than Ninety-Six Million Six Hundred Thousand Dollars ($96,600,000) (excluding $96,600,000), or

(B) the applicable pro rata portion of 1,400,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of the PubCo 2025 Annual Report containing the PubCo 2025 Audited Financials, if and only if, such PubCo 2025 Audited Financials reflect the PubCo 2025 Revenue no less than Ninety-Six Million Six Hundred Thousand Dollars ($96,600,000) (including $96,600,000) and less than One Hundred and Fifteen Million Dollars ($115,000,000) (excluding $115,000,000), or

(C) the applicable pro rata portion of 2,100,000 Earnout Shares will be issued and delivered to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of the PubCo 2025 Annual Report containing the PubCo 2025 Audited Financials, if and only if, such PubCo 2025 Audited Financials reflect the PubCo 2025 Revenue no less than One Hundred and Fifteen Million Dollars ($115,000,000) (including $115,000,000); and

(D) for the purpose of this Section 4.4(a)(ii), the Earnout Shares shall be issued and delivered pursuant to one subparagraph above only once. For the purpose of demonstration, if the PubCo 2025 Revenue is $96,600,000, the Pre-Closing Company Stockholders shall only be entitled to receive the Earnout Shares pursuant to Section 4.4(a)(ii)(B) and if the PubCo 2025 Revenue is $115,000,000, the Pre-Closing Company Stockholders shall only be entitled to receive the Earnout Shares pursuant to Section 4.4(a)(ii)(C).

(b) Notwithstanding anything to the contrary contained herein, the aggregate number of Earnout Shares shall be subject to equitable adjustment for share subdivision, share dividends, reorganizations, consolidation, recapitalizations and similar transactions affecting the Purchaser Common Stock after the Closing.

Section 4.5. Escrow Shares

(a) Upon the Closing, subject to the terms and conditions set forth herein, PubCo shall cause each Company Shareholders to deposit a portion of its pro rata Closing Payment Stock in aggregate of 500,000 shares of Purchaser Common Stock (collectively, the “Escrow Shares”) to be held in escrow pursuant to Section 4.5(b) below until released if the requirements as set forth in Section 4.5(c) are achieved or otherwise forfeited and cancelled.

(b) At or prior to the Merger, Parent, a representative that is duly appointed by the Company Shareholders as their representative (the “Shareholder Representative”) and an escrow agent reasonably acceptable to the Company and Parent (the “Escrow Agent”) shall enter into an escrow agreement, effective as of the Effective Time (the “Escrow Agreement”), pursuant to which, at the Effective Time, PubCo shall cause the Company Shareholders to deposit with the Escrow Agent the Escrow Shares on a pro rata basis based on the number of Company Common Stock (other than Company Excluded Shares) they hold as of immediately prior to the Effective Time in a segregated escrow account (the “Escrow Account”), by book entry or otherwise, to be disbursed therefrom in accordance with this Agreement and the Escrow Agreement. The Escrow Shares will be issued in the name of the relevant Company Shareholder and remain as issued and outstanding on PubCo’s balance sheet and register of members and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to the Escrow Shares shall be distributed by the Escrow Agent for payment to the Company Shareholders on a current basis. While the Escrow Shares are held in the Escrow Account, the Company Shareholders, as the registered shareholder, shall be entitled to vote all Escrow Shares.

(c) The Escrow Shares shall be released or otherwise forfeited as follows:

(i) The Escrow Shares will become vested, and PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the Escrow Shares from the Escrow Account in accordance this Section 4.5(c)(i) and the Escrow Agreement to the Company Shareholders with their respective portion as set forth in the Closing Consideration Spreadsheet if and only if, prior to or upon one-year anniversary of the date of this Agreement, the U.S. Congress has granted Full Approval of the affordable connectivity program (the “ACP Program”). For the purpose of this Agreement, “Full Approval” means the approval by the U.S. Congress for funding of no less than $4 billion for the ACP Program.

(ii) If the Escrow Shares does not become vested pursuant to the terms of Section 4.5(c)(i), within five (5) business days of the one-year anniversary of the date of this Agreement, the Shareholder Representative shall execute an irrevocable surrender of shares in the form satisfactory to the Shareholder Representative and PubCo with respect to Escrow Shares, and surrender Escrow Shares to PubCo without consideration. PubCo shall instruct the Escrow Agent to irrevocably and unconditionally release the surrendered portion of the Escrow Shares from the Escrow Account to PubCo, and PubCo shall cancel the Escrow Shares. Escrow Shares that are surrendered for cancellation shall cease to be outstanding and shall automatically be cancelled and cease to exist as a matter of DGCL.

Section 4.6. Closing Consideration Spreadsheet.

(d) At least ten (10) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (as finalized pursuant to this Section 4.6, the “Closing Consideration Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Closing Consideration Spreadsheet:

(i) the name and address of record of each Pre-Closing Company Stockholder and the number of Company Common Stock held by each; and

(ii) the allocation of the Closing Payment Stock (including the Escrow Shares to be held in Escrow) payable and Earnout Shares if issued, payable to each Pre-Closing Company Stockholder;

(e) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. Under no circumstances shall Parent, Purchaser or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Closing Consideration Spreadsheet and the parties agree that Parent, Purchaser and Merger Sub shall be entitled to rely on the Closing Consideration Spreadsheet when issuing the Closing Payment Stock under this Article IV.

(f) For the purpose of clarification, nothing contained in this Section 4.6 or in the Closing Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 7.1 to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Closing Payment Stock.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Parties that each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any disclosure in a particular schedule (as may be updated pursuant to Section 7.3, the “Company Disclosure Letter”) shall be deemed to be an exception to the representations and warranties contained in the corresponding section of this Article V only; provided that where it is apparent on the face of a disclosure in a particular schedule that such disclosure is relevant to the representations and warranties contained in other sections of this Article V, such disclosure shall also be deemed to be a disclosure in such other sections.

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Parent, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Parent by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company.

Section 5.3. Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Group Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to any Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any Material Contract to which any Group Company is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a Material Adverse Effect on the ability of any Group Company to enter into and perform their obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Group Companies (taken as a whole).

Section 5.5. Governmental Authorities; Consents. Except for consents, approvals, authorizations and other requirements set forth in Section 5.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of the Purchaser Parties contained in this Agreement, no Governmental Authorization is required on the part of any Group Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Group Companies (taken as a whole).

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 1,000,000 shares of Company Common Stock, and the Company is in the process to amend its certificate of incorporation to increase its authorized share capital to 2,000,000 shares of Company Common Stock. Set forth in Section 5.6(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Common Stock or other Equity Securities of the Company and the number of Company Common Stock or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6(a) of the Company Disclosure Letter or pursuant to the Permitted Activities Documents, as of the date hereof there are no other common stock, preferred stock or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Common Stock (x) have been duly authorized and validly issued and allotted and are fully paid; (y) have been offered, sold, transferred and issued in compliance with applicable Law; and (z) are free and clear of any Liens.

(b) Except as set forth in Section 5.6(b) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Common Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Common Stock.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities the Company’s Subsidiary (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.

(b) The Company owns of record and beneficially the issued and outstanding Equity Securities of each Subsidiary as set forth in Section 5.2 free and clear of any Liens.

(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiary or the value of which is determined by reference to shares or other equity interests of the Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 5.8. Statutory Registers. All registers, statutory books, books of account and other corporate records of any Group Company are maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all material matters required to be dealt with in such books and records, and have as required by Law attached to them copies of all such resolutions and agreements when filed.

Section 5.9. Financial Statements; Internal Controls.

(a) Attached as Section 5.9(a) of the Company Disclosure Letter are: true, fair and complete copies of the unaudited consolidated balance sheets of the Group Companies, and the related statements of operations and statements of cash flows, as of and for the years ended June 30, 2023 and June 30, 2022(such financial statements, the “Audited Financial Statements”, and together with any Interim Financial Statements (as defined below), the “Financial Statements”).

(b) The Financial Statements (i) were prepared from the books and records of the Group Companies; (ii) were prepared on an accrual basis in accordance with GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition on a consolidated basis as of date of the respective period then ended (such date, the “Statements Date”) including for all warranty, maintenance, services and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the applicable Statements Date. The Financial Statements truly and fairly reflect in all material respects the outstanding Indebtedness of the Company as of the applicable Statement Date, subject to any adjustment in the Financial Statements. The Financial Statements when delivered (i) shall give a true and fair view of the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended, (ii) shall have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) shall have been prepared from, and shall have been in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (iv) shall contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial position on a consolidated basis as of their dates including for all warranty, maintenance, service and indemnification obligations, (v) shall contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Group Companies with respect to the periods then ended, and (vi) in the case of the Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company nor any director or officer of the Company nor or any of its Subsidiaries, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has, since July 1, 2021, identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) Since July 1, 2021, the Company has maintained a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 5.10. Undisclosed Liabilities. Except as set forth on the Unaudited Financial Statements, there has been no liability, debt (including Indebtedness) or obligation of, or claim or judgment against, any Group Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of any Group Company or (c) that will be discharged or paid off prior to or at the Closing since October 30, 2023.

Section 5.11. Litigation and Proceedings. Except as set forth on Section 5.11 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) since January 1, 2021, neither the Company nor any Company Subsidiary has had any Governmental Order imposed on it; (c) none of the properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses is, or has been since January 1, 2021, bound or subject to any Governmental Order; except, in each case of (a) and (b), as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 5.12. Legal Compliance.

(a) Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is currently, or has been since their respective inception, in compliance with all applicable Laws in all material respects.

(b) Since their respective inception, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13. Contracts; No Defaults.

(a) True, correct and complete copies of the Contracts (A) described in clauses (i) through (xvii) below and (B) to which the Company or any of the Company’s Subsidiaries is a party or by which they are bound have been delivered to or made available to Parent or its Representatives, together with all amendments thereto (collectively, the “Material Contracts”). Section 5.13(a) of the Company Disclosure Letter sets forth the list of such Material Contracts.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve (12) months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $100,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $500,000 (excluding, in the case of clauses (A) and (B), any Subsidiary of the Company);

(vi) Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand (collectively, “Related Party Agreements”), since their respective inception, other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii) Contracts with each current or former executive officer, director or executive level employee of any Group Company since January 1, 2022;

(viii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xi) Each Contract relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property of the Company or any of the Company’s Subsidiaries;

(xii) Each Contract relating to any research and development of any technology, products or services of the Company or any of the Company’s Subsidiaries;

(xiii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiv) Any Contract that grants to any third Person any “most favored nation rights”;

(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $100,000; and

(xvii) Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the relevant Subsidiary of the Company thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Material Contracts and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Material Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). The Material Contracts constitute all Contracts necessary for the operation of the Company’s business and the ownership of the Company’s assets.

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent or its Representatives, to the extent applicable, true, complete and correct copies of such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments or material modifications thereto.

(b) Except as set forth on Section 5.14(b) of the Company Disclosure Letter, each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.15. Labor Relations; Employees.

(a) Except as set forth on Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except where it would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, in the past three (3) years, the Company and its Subsidiaries have not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before any applicable Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by applicable Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress with respect to any material Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(i) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(k) The Company has not been, is not, and immediately prior to the Closing will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(l) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.17. Insurance. Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Parent or its Representatives. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

Section 5.18. Licenses. The Company has obtained, and maintain, all of the material Licenses required to permit the Company to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted in all material respects. Each material License held by the Company is in full force and effect. The Company (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is not subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; and (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby. For the avoidance of doubts, this Section 5.18 does not apply to Equipment Use Authorizations.

Section 5.19. Equipment and Other Tangible Property; Products.

(a) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth a list of all products of the Company, including any product launched within the last three (3) years and any product that the Company reasonably expects will launch in 2024.

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (a) the street address of each parcel of Leased Real Property, (b) the identity of the lessor, (c) the identity of the lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (d) the term, and (e) rental payment amounts pertaining to each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, with respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Parent.

(c) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(d) To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 5.21. Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter lists each item of material Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c) In respect of any Material In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of the Company: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by the Company or any of its Subsidiaries thereunder; (ii) to the knowledge of the Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with; in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 5.21(e) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(g) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(h) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(i) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is, to the knowledge of the Company, in material compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(j) The Company and its Subsidiaries is in actual possession and control of the source code of the software within any Intellectual Property of the Company or of it Subsidiaries, and all related documentation, specifications and know-how. No Person other than the Company and its Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within any Intellectual Property of the Company or of its Subsidiaries, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(k) Section 5.21(k) of the Company Disclosure Letter lists the form of written agreement with employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of the Intellectual Property whereby such employee or independent contractor a) acknowledges the Company’s exclusive ownership of the Intellectual Property invented, created or developed by such independent contractor; b) grants to the Company or its Subsidiaries a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

Section 5.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems; in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no material Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 5.23. Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 5.24. Absence of Changes. Since the date of the most recent statement of financial position included in the Unaudited Financial Statements, (i) there has not been any Material Adverse Effect; and (ii) except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor to the knowledge of the Company, any of their directors or officers, any of the Company or its Subsidiaries’ respective, employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, in the past three (3) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Law.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of the Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 5.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past five (5) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past five (5) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors or officers, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Restricted Person, or (ii) has transacted business directly or indirectly with any Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) The Company and its Subsidiaries have in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 5.27. Telecommunication Law Compliance.

(a) The Company hold all Equipment Use Authorizations, or EUAs, issued by the Federal Communications Commission (the “FCC”) that are required for the Company to conduct its business, as presently conducted, except with regard to such EUAs, the failure of which to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.27(a) of the Company Disclosure Letter sets forth a list of all required EUAs, together with the name of the entity holding each such EUA as of the date hereof.

(b) Each EUA is valid and in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No EUA is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) any pending proceeding by or before the FCC, or any judicial review of a decision by the FCC with respect thereto, unless such pending proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no (A) pending or threatened FCC regulatory proceedings relating to one or more of the EUAs that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) event, condition or circumstance that would materially impair, delay or preclude the ability of the Company or its Subsidiaries to obtain any consents from any Governmental Authority, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Except as set forth in Section 5.27(a) of the Company Disclosure Letter, the Company is not required to hold any additional approvals, authorizations, consents, licenses, registrations, permits or certificates, from the FCC that imposes or would impose restrictions on the ability of the Company to operate its business.

(d) Neither the Company nor any of its Subsidiaries is subject to any material cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered to pay any material civil money penalty by the FCC.

(e) Neither the Company nor any of its Subsidiaries have used or uses network equipment manufactured by any company designated a national security threat by the FCC pursuant to 47 C.F.R. §§ 1.50002 and 1.50003.

(f) Neither the Company nor any of its Subsidiaries (i) have been or is subject to any inquiry, investigation, claim, Action, litigation, proceeding by, (ii) have been or is the respondent to any formal complaint, action, notice of apparent liability, notice of forfeiture, order to show cause, investigation, audit, inquiry, subpoena, forfeiture, or petition before, (iii) have any knowledge or received any notice that any of its EUAs or application thereto has been referred to or reviewed by, or (iv) have any knowledge or received any notice that any of its EUAs or application thereto has been dismissed, denied, modified, re-reviewed, conditioned or rescinded by the FCC after review and recommendation by, (x) the Team Telecom Committee, pursuant to and in connection with Executive Order 13913 and 47 C.F.R. Parts 1 and 63, (y) the U.S. Department of Commerce, pursuant to and in connection with Executive Order 13873 and 5 C.F.R. part 7.

Section 5.28. Proxy/Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Parent Stockholders and (ii) the Pre-Closing Company Shareholders, and (c) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.29. Vendors.

(a) Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the fiscal year of the Company ended June 30, 2022 and June 30, 2023, and six months period ended December 31, 2023 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.30. Government Contracts. The Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or any of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 5.31. Sufficiency of Assets. Except as would not be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course of business as of the date hereof.

Section 5.32. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.33. Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage fee, finders’ fee or other brokerage commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of the Company’s Subsidiaries’ with respect to which the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.34. No Additional Representations or Warranties. Except as provided in this Agreement and any Transaction Document to which the Company or any of Affiliates is a party, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates.

Section 5.35. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Pre-Closing Company Shareholders has made its own investigation of Parent and acknowledges that neither Parent nor any of its equity holders, partners, members and Representatives, including the Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Parent in Article VI.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in (a) any Parent SEC Filings publicly available on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), and (b) the disclosure letter delivered by Purchaser Parties to the Company (the “Purchaser Parties Disclosure Letter”), Parent represents and warrants to the Company as of the date hereof, as follows:

Section 6.1. Organization. Each of the Purchaser Parties has been duly incorporated, organized or formed and is validly existing as a corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of each of the Purchaser Parties’ Governing Documents, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Each of the Purchaser Parties is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on Purchaser Parties.

Section 6.2. Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Governing Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Parent Shareholder Approval. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms, in all cases assuming due execution by the other parties thereto.

Section 6.3. Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any Governmental Authorization.

Section 6.4. Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not contravene or conflict with the organizational or constitutive documents of Purchaser, or contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, Order, writ, or decree binding upon the Purchaser Parties, except for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

Section 6.5. Finders’ Fees. Except for fees described on Section 6.5 of the Purchaser Parties Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement, based upon arrangements made by any of the Purchaser Parties or any of their respective Affiliates, including the Sponsor.

Section 6.6. Issuance of Shares. The Closing Payment Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

Section 6.7. Capitalization.

(a) The authorized share capital of the Parent is US$50,000 divided into 20,000,000 shares Class A common stock of a par value of $0.0001 each, 2,500,000 shares Class B common stock of a par value of $0.0001 each and 500,000 shares of preferred stock of a par value of $0.0001 each, and the Parent may issue units of securities, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the Parent, upon such terms as the directors may from time to time determine. At the date of this Agreement, there were 32,324 Parent Units, 3,255,050 shares of Parent Class A Common Stock (subject to possible redemption, including 32,324 shares of Parent Class A Common Stock not separated from Parent Units), 2,156,250 shares of Parent Class B Common Stock, 9,552,500 Parent Warrants (including 16,162 shares of Parent Warrants not separated from Parent Units), are issued and outstanding, respectively. 9,552,500 shares of Parent Class A Common Stock are reserved for issuance with respect to the Parent Warrants. In addition, the Sponsor, or an affiliate of the Sponsor or certain of Parent’s officers and directors may, but are not obligated to, loan Parent funds as may be required, which is to be repaid upon Parent’s completion of a business combination. Up to $3,000,000 of such loans may be converted into Parent Warrants at a price of $1.00 per warrant. No other shares or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent’s Governing Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Governing Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) At the date of this Agreement, the authorized share capital of the Purchaser is $1 divided into 10,000 shares of common stock, par value $0.0001 per share, of which ten (10) share of the Purchaser Common Stock is issued and outstanding as of the date hereof. No other stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser’s Governing Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Governing Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) The authorized stock capital of Merger Sub is $1 divided into 10,000 shares of common stock, par value $0.0001 per share, of which ten (10) share of common stock is issued and outstanding. No other stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Governing Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Governing Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any stock or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Except for securities described in the foregoing sub-sections of this Section 6.7, the Purchaser Parties have not issued any share capital, options, warrants, preemptive rights, calls, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Purchaser Parties or obligating any Purchaser Party to issue or sell any share capital or other equity or voting securities or interests in any Purchaser Party. The Purchaser Parties are not party to, or otherwise bound by, and the Purchaser Parties have not granted, any equity appreciation rights, participations, phantom equity or similar rights.

Section 6.8. Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

Section 6.9. Trust Account.

(a) Set forth on Section 6.9(a) of the Purchaser Disclosure Letter is a true and accurate record, as of the date identified thereon, of the balance invested in a trust account at Wilmington Trust, National Association (the “Trust Account”), maintained by Wilmington Trust, National Association acting as trustee (the “Trustee”), pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Parent’s knowledge, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or (ii) entitle any Person (other than any Purchaser shareholder who is a redeeming shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Purchaser’s Governing Documents and Purchaser’s final prospectus, Registration No. 333-263477, filed June 10, 2022. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Purchaser’s knowledge, threatened with respect to the Trust Account. The Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Governing Documents shall terminate, and, as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Governing Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Purchaser shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser shareholder is a redeeming shareholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 6.10. Listing. As of the date hereof, the Parent Units, Parent Warrants, and Parent Class A Common Stock are listed on the Nasdaq, with trading symbols “ACACU”, “ACACW”, and “ACAC”, respectively. Parent is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Units and Parent Common Stock or terminate the listing of such on Nasdaq. None of the Purchaser Parties or their Affiliates have taken any action in an attempt to terminate the registration of the Parent Units and Parent Common Stock under the Exchange Act.

Section 6.11. Board Approval. Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of Merger Sub have, as of the date of this Agreement, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Governing Documents.

Section 6.12. Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12(a)) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Parent Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser Parties or their subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

Section 6.13. Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There is no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

Section 6.14. Compliance with Laws. No Purchaser Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has not previously received any subpoenas by any Authority.

Section 6.15. Anti-Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

Section 6.16. OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, or Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

Section 6.17. Not an Investment Company. None of the Purchase Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 6.18. Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of the Purchaser Parties’ assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Purchaser Parties, the Purchaser Parties have complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (vi) to the knowledge of the Purchaser Parties, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (ix) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (x) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xi) no Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

(b) The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser Parties in filing its Tax Return.

(c) To the knowledge of the Purchaser Parties, at the Closing and immediately following the Closing, the authorized and outstanding share capital of Purchaser will solely consist of (i) Purchaser Common Stock that were issued pursuant to the Reincorporation Merger to the holders of Parent Common Stock immediately prior to the Reincorporation Effective Time, (ii) Purchaser Common Stock issued pursuant to the Acquisition Merger to the holders of Company Common Stock immediately prior to the Effective Time, (iii) Purchaser Warrants, and (iv) Purchaser Securities issued pursuant to the Transaction Financing.

Section 6.19. Contracts; No Defaults.

(a) Section 6.19 of the Purchaser Parties Disclosure Letter contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, any Purchaser Party is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Section 6.19 of the Purchaser Disclosure Letter have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Section 6.19 of the Purchaser Disclosure Letter, whether or not set forth on Section 6.19 of the Purchaser Parties Disclosure Letter, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.19(a) of the Purchaser Parties Disclosure Letter, whether or not set forth on Section 6.19 of the Purchaser Parties Disclosure Letter, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Purchaser Party thereto and, to the Purchaser’s knowledge, represent the legal, valid and binding obligations of the other parties thereto, and, to the Purchaser’s knowledge, are enforceable by each Purchaser Party to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) no Purchaser Party or, to Purchaser’s knowledge, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since the dates of their respective incorporations, no Purchaser Party has received any written or, to Purchaser’s knowledge, oral claim or notice of material breach of or material default under any such Contract, (iv) to Purchaser’s knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by any Purchaser Party or, to Purchaser’s knowledge, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, no Purchaser Party has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 6.20. Business Activities; Absence of Changes.

(a) Since its incorporation, no Purchaser Party has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the applicable Governing Documents, there is no agreement, commitment or Order binding upon any Purchaser Party or to which any Purchaser Party is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of a Purchaser Party or any acquisition of property by a Purchaser Party or the conduct of business by a Purchaser Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of any Purchaser Party to enter into and perform its obligations under this Agreement or any of the Additional Agreements and consummate the transactions contemplated hereby or thereby.

(b) No Purchaser Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, no Purchaser Party has any interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including the Additional Agreements) and (ii) with respect to fees and expenses of the Purchaser Parties’ legal, financial and other advisors, no Purchaser Party is a party to any Contract with any other Person that would require payments by such Purchaser Party in excess of $50,000 monthly, $100,000 in the aggregate annually with respect to any individual Contract or more than $250,000 in the aggregate annually when taken together with all other Contracts.

(d) There is no liability, debt or obligation against any Purchaser Party, except for Liabilities and obligations (i) reflected or reserved for on Parent’s consolidated balance sheet for the quarterly period ended September 30, 2023 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Purchaser Parties, taken as a whole) or (ii) that have arisen since the date of Purchaser’s consolidated balance sheet for the quarterly period September 30, 2023 in the ordinary course of the operation of business of the Purchaser Parties (other than any such Liabilities as are not and would not be, in the aggregate, material to the Purchaser Parties, taken as a whole).

(e) Since the date of each of Purchaser Parties’ formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to any Purchaser Party that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the ability of any Purchaser Party to enter into and perform its obligations under this Agreement, the Additional Agreements or to consummate the transactions contemplated hereby and thereby, and (ii) the Purchaser Parties have not taken any action that would require the consent of the Company pursuant to Section 8.4 if such action had been taken after the date of this Agreement.

Section 6.21. Proxy/Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Proxy/Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Purchaser makes no representations or warranties as to the information contained in or omitted from the Proxy/Registration Statement in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of the Company specifically for inclusion in the Proxy/Registration Statement.

Article VII

COVENANTS OF THE COMPANY

Section 7.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or the Permitted Activities Documents, (ii) as required by Law or (iii) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement, the Permitted Activities Documents or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such change or amendment made in the ordinary course of business and which is not material to the business of the Company and its Subsidiaries taken as a whole;

(b) make or declare any dividend or distribution to the shareholders of the Company and its Subsidiaries or make any other distributions in respect of any Equity Securities of the Company and its Subsidiaries;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a Subsidiary of the Company that remains a Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of the applicable Contracts as in effect on the date hereof and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Acquisition Merger;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except (y) as otherwise required by Law or (z) pursuant to the Material Contracts, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, or (iv) materially increase the cash compensation or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $100,000 in the aggregate, other than cash management by the Company or its Subsidiaries of the Company’s Subsidiaries, (iii) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), or (iv) settle any claim or assessment in respect of material Taxes;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) in a principal amount not exceeding $100,000, (ii) borrowings under credit agreements disclosed in Section 7.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (iii) the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(j) make or change any material election in respect of material Taxes, materially amend, modify or otherwise change any filed material Tax Return, adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Company Common Stock, Equity Securities or securities exercisable for or convertible or exchangeable into Company Common Stock or other Equity Securities of the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of $100,000 in the aggregate;

(q) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) fail to use commercially reasonable efforts to maintain any Licenses or EUAs, as applicable, material to the conduct of the business of the Company;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v) make any material change in its accounting principles or methods unless required GAAP or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards;

(w) fail to comply with all applicable Laws in all material respects, that applies or may apply in the Interim Period; or

(x) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent, Purchaser, Merger Sub and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Parent, Purchaser, Merger Sub or their respective Representatives pursuant to this Section 7.2 shall be subject to the confidentiality requirements under this Agreement.

Section 7.3.  Preparation and Delivery of Additional Company Financial Statements.

(a)  As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent (i) an unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six months ended December 31, 2023 and December 31, 2022, and (ii) if necessary under the disclosure requirements of Proxy/Registration Statement, an unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for any additional respective period then ended, or if applicable, audited consolidated statements of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the year ending June, 2024 and 2023, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “Interim Financial Statements”).

(b)  Upon delivery of the Interim Financial Statements, such financial statements shall (i) be deemed to be included in “Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 5.9 shall be deemed to apply to such Interim Financial Statements mutatis mutandis with the same force and effect as if the financial statements delivered in accordance with Section 7.3 were delivered prior to the date of this Agreement.

(c)  Each of the Company and the Purchaser Parties and shall each use its respective reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, Parent, Purchaser, and Merger Sub in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Parent, Parent or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 7.4.  Exchange Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Parent in order for Parent to cause the Parent Securities to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 7.5.  Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Parent in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of the Company to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in this Agreement, or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.5 shall not cure any breach of any representation or warranty made by the Company as of the date of this Agreement but shall supplement the disclosure letter delivered by the Company on the date hereof and qualify the representations and warranties given by the Company in Article V.

Section 7.6.  No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that while it is in possession of such material nonpublic information, it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Parent in violation of such Laws.

Section 7.7.  Key Employees of the Company. Appendix I lists those employees designated by the Group Company as key personnel of the Group Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Group Company, execute and deliver to the Group Company employment agreements in form and substances reasonably satisfactory to the Group Company and the Purchaser Parties.

Section 7.8.  Intellectual Property and Confidentiality Agreements. Company and each Group Company shall cause all of its employees and consultants/contractors to execute written agreements in the form reasonably agreed upon by Purchaser providing for (i) the assignment of all Intellectual Property developed by such employee, consultant or contractor, and (ii) the protection of any confidential information developed or accessed by such employee, consultant or contractor, in each of (i) and (ii) in the course of performing services for the Company or Group Company members.

Article VIII

COVENANTS OF PURCHASER PARTIES

Section 8.1.  Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Parent shall be provided to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Share Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commission as set forth in the Trust Agreement, (C) pay any accrued and unpaid Transaction Expenses, and (D) pay all remaining amounts then available in the Trust Account to Parent in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 8.2.  Nasdaq Listing. From the date of this Agreement through the Closing, (a) Parent shall use its reasonable best efforts to ensure Parent remains listed as a public company on Nasdaq, and (b) Parent shall apply for, and shall use reasonable best efforts to cause, the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, on or prior to the Closing Date. After the date hereof and prior to the Closing, Purchaser Parties shall procure the reservation of the ticker symbol on Nasdaq that is mutually agreed to by the Company and Parent.

Section 8.3.  No Solicitation . From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, each Purchaser Party shall not, and shall direct any of the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to a Parent Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Parent to any third party relating to an Parent Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Parent, in each case for the purpose of encouraging or facilitating an Parent Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Parent Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Parent Acquisition Proposal. From and after the date hereof, each Purchaser Party shall, and shall direct any of the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Parent Acquisition Proposal.

Section 8.4.  Conduct of Business. During the Interim Period, each Purchaser Party shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents or its Governing Documents, (ii) as required by Law, or (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) Parent shall not, and Parent shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a)  change, modify or amend the Trust Agreement (in the case of Parent only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b)  merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c)  (x) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (y) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (z) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of Parent only, redemptions of Parent Common Stock made as part of the Parent Share Redemption;

(d)  except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e)  except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f)   other than as expressly required by any Transaction Document, enter into, renew or amend in any material respect, any Contract with any of the Sponsor or an Affiliate of Purchaser Parties (including (i) any Person in which any of the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in any of the Sponsor);

(g)  incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Transaction Expenses;

(h)  other than, in the case of Parent only, (1) issuances of new Parent convertible notes to Sponsor or their designees/affiliates in respect of the capitalization of any Working Capital Loans in the aggregate amount of no more than $3,000,000 or (2) issuance of Equity Securities of Parent in connection with the Transaction Financing in accordance with the Transaction Financing Agreements, (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i)    make any change in its accounting principles or methods unless required by GAAP;

(j)    form any Subsidiary or commence any new line of business;

(k)  liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(l)    amend, wave or assign any material right under any material Contract to which it is a party; waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or its Subsidiary) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, in each case due and payable only before the Closing; or

(m)     enter into any agreement to do any action prohibited under this Section 8.4.

Section 8.5.  Public Filings. From the date hereof through the Closing, Purchaser Parties shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6.  Shareholder Litigation. Without limiting Section 8.4 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Parent, threatened in writing, against any Purchaser Party or the board of directors of any Purchaser Party by any Parent Stockholders prior to Closing, such Purchaser Party shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Purchaser Parties shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.7.  Section 16 Matters. Prior to the Closing Date, Purchaser Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Parent Securities or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Parent, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.8.  Support of the Acquisition Merger. Purchaser or Reincorporation Surviving Corporation shall exercise its rights as the sole shareholder of Merger Sub in so far as it is able to cause and support Merger Sub to consummate and procure the consummation of the Acquisition Merger. Parent or Reincorporation Surviving Corporation shall use best efforts to procure the extension of its term prior to April 14, 2024 in accordance with Parent’s Governing Documents if the Closing is not reasonably expected to occur prior to April 14, 2024.

Section 8.9.  Notice of Development. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parent shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any Purchaser Party becoming aware (awareness being determined with reference to the knowledge of the Parent) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Purchaser Party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by Purchaser Parties in this Agreement or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.9 shall not cure any breach of any representation or warranty made by the Purchaser Parties but shall supplement the Purchaser Parties Disclosure Letter delivered by the Purchaser Parties on the date hereof and qualify the representations and warranties given by the Purchaser Parties in this Agreement.

Section 8.10.  PubCo Equity Plan. On the Closing, PubCo shall have adopted an equity incentive plan substantially in the form attached hereto as Exhibit C prior to the Closing (“PubCo ESOP”).

Article IX

JOINT COVENANTS

Section 9.1.  Regulatory Approvals; Other Filings.

(a)  Each of the Company and the Purchaser Parties shall use its respective commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and the Purchaser Parties shall use its respective commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b)  With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Parent shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company, on the one hand, and Purchaser Parties, on the other, shall (and shall cause its Subsidiaries to) promptly furnish to Parent, and Parent shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Parent and its counsel, and Parent agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c)  Subject to Section 12.6, the Company, on the one hand, and Purchaser Parties, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 9.2.  Proxy/Registration Statement.

(a)  Proxy/Registration Statement and Prospectus.

(i)    As promptly as reasonably practicable after the execution of this Agreement, the Company and the Purchaser Parties shall prepare, and the Purchaser shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the PubCo Securities issuable to the holders of Parent Securities prior to the Reincorporation Merger Effective Time and Pre-Closing Company Stockholders pursuant to this Agreement, and relating to the Parent Stockholders’ Meeting to approve and adopt: (A) this Agreement, the other Transaction Documents, and the transactions completed hereby, (B) Adoption of the Reincorporation Surviving Corporation Charter upon the Reincorporation Merger Effective Time, (C) the adjournment of the Parent Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (D) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), collectively, the “Transaction Proposals”).

(ii)  The Purchaser Parties and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, Parent, Purchaser and Merger Sub shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Securities pursuant to this Agreement. Each of the Company, Parent, Purchaser and Merger Sub also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)    Each of the Purchaser Parties and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Purchaser Parties, the Company or their respective Affiliates to any regulatory authority (including the Nasdaq) in connection with the Transactions.

(iv)     Notwithstanding Section 12.6, if the Closing shall not occur, Parent shall be responsible for reasonable costs actually incurred for the establishment of Purchaser and Merger Sub and other related organization and maintenance expenses arising with respect to Purchaser and Merger Sub.

(v)  Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Purchaser Parties and the Company. Parent will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Parent Securities to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Purchaser Parties and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)     Each of Purchaser Parties and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)  If at any time prior to the Closing the Company or any Purchaser Party becomes aware that any information relating to the Company, any Purchaser Party or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/ Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders and Pre-Closing Company Shareholders.

(b)  Parent Shareholder Approval.

(i)    After the Proxy/Registration Statement is declared effective under the Securities Act, Parent shall (A) as promptly as possible as permitted under the DGCL and its certificate of incorporation, mail the Proxy/Registration Statement to the Parent Stockholders (which shall set forth a record date for, duly call and give notice of a meeting of the Parent Stockholders (including any adjournment or postponement thereof, the “Parent Stockholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Parent Stockholders, or such other date as may be agreed by Parent and the Company, acting reasonably, hold such Parent Stockholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Parent Stockholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Parent Stockholders with the opportunity to elect to effect an Parent Share Redemption and such other matters as may be mutually agreed by Parent and the Company.

(ii)  Parent will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Parent Stockholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Parent’s Governing Documents. Parent (A) shall consult with the Company regarding the record date and the date of the Parent Stockholders’ Meeting, and (B) shall not adjourn or postpone the Parent Stockholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be required to adjourn or propose to adjourn the Parent Stockholders’ Meeting.

(iii)    The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Parent (the “Parent Board”) has unanimously recommended that the Parent Stockholders vote in favor of the Transaction Proposals at the Parent Stockholders’ Meeting (such statement, the “Parent Board Recommendation”) and neither the Parent Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Parent Board Recommendation.

(c)  Company Shareholder Approval.

(i)    As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than ten (10) Business Days following such effectiveness, the Company shall (A) solicit and obtain the Company Shareholder Approval by way of passing a unanimous resolution of the Pre-Closing Company Shareholders by written means in accordance with Texas Business Organizations Code (the “Company Shareholder Approval”).

Section 9.3.  Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, each of the Company and Purchaser Parties shall each, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that such Party is required to obtain in order to consummate the Reincorporation Merger and the Acquisition Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 9.4.  Public Announcements.

(a)  The Company and Purchaser Parties agree that, at any time on or after the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing, no public release, filing or announcement concerning this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by any party hereto or any of their Representatives or Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party hereto shall use commercially reasonable efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance

(b)  The Company and Purchaser Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable securities Laws, which shall be subject to the Company’s review, comment and approval prior to filing. Parent and Purchaser Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by all applicable Laws which both of Parent and Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party hereto to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each of the Company on one hand, and the Purchaser Parties on the other, shall, upon request by the other, furnish the other parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party hereto to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

Section 9.5.  Confidential Information

(a)  The Company and Purchaser Parties agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Parent Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Parent Confidential Information without Parent’s prior written consent; and (ii) in the event that the Company, Parent, Purchaser, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Parent Confidential Information, (A) provide Parent to the extent legally permitted with prompt written notice of such requirement so that Parent or an Affiliate thereof may seek, at Parent’s cost, a protective Order or other remedy or waive compliance with this Section 9.5(a), and (B) in the event that such protective Order or other remedy is not obtained, or Parent (including on behalf of any Purchaser Party) waives compliance with this Section 9.5(a), furnish only that portion of such Parent Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Parent Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Parent, Purchaser, and Merger Sub shall, and shall cause their respective Representatives to, promptly destroy any and all copies (in whatever form or medium) of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b)  Each Purchaser Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Parent or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective order or other remedy or waive compliance with this Section 9.5(b) and (B) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 9.5(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Purchaser Party shall, and shall cause its Representatives to, promptly destroy any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

Section 9.6.  Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents by the Company shall constitute Transaction Expenses.

Section 9.7.  Tax Free Reorganization Matters. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment, and to the extent required to do so and except to the extent prohibited by applicable Law, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Without limiting the foregoing, Purchaser shall ensure that an election is made under Treasury Regulation Section 301.7701-3(c), effective prior to the Closing Date, to treat Merger Sub as an entity disregarded from Purchaser for U.S. federal income tax purposes.

Section 9.8.  Transaction Financing. Each of the Purchaser Parties and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Financing Agreements, including maintaining in effect such agreements and to satisfy on a timely basis all conditions and covenants applicable to it in the Transaction Financing Agreements and otherwise comply with its obligations thereunder to consummate transactions contemplated by the Transaction Financing Agreements at or prior to the Closing.

Section 9.9.  Cooperation; Consultation.

(a)  Prior to the Closing, each of the Company on the one hand and the Purchaser Parties on the other, shall, and each of them shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the Transaction Financing) the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company and the Purchaser Parties shall be subject to the Company’s and the Purchaser Parties’ mutual agreement), including (if mutually agreed by the Company and the Purchaser Parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Parent, or their respective auditors.

(b)  From the date hereof until the Closing, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Parent and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the Transaction Financing, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of this Transactions with respect to such matters.

Section 9.10.  D&O Indemnification and Insurance.

(a)  From and after the Closing, each of PubCo and Surviving Corporation agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Purchaser Parties and each of its Subsidiaries (the “Purchaser Parties Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Purchaser Parties or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation and the PubCo shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in their respective Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, the Purchaser Parties or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those D&O Indemnified Parties thereunder, in each case, except as required by applicable Laws.

(b)  For a period of six (6) years from the Closing, the PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Parent or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage; provided, that (i) the PubCo shall cause coverage to be extended under the current Parent’s D&O liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 9.10 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 9.10 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the PubCo, the Surviving Corporation and the Company and all of their respective successors and assigns; and (ii) in the event that the PubCo, the Surviving Corporation or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of the PubCo, the Surviving Corporation and the Company shall ensure that proper provision shall be made so that the successors and assigns of the PubCo, the Surviving Corporation and the Company, as applicable, shall succeed to the obligations set forth in this Section 9.10.

(d)  On the Closing Date, the PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the directors and officers of the Parent, which indemnification agreements shall continue to be effective following the Closing.

(e)  The provisions of this Section 9.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the PubCo, the Surviving Corporation and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 9.11.  Antitrust Laws. Without limiting the generality of Section 9.1 and Section 9.3, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, in each case, at such party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party hereto or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Representative of a party hereto is prohibited from participating in or attending any meetings or conferences, the other parties hereto shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

Section 9.12.  Shareholder Litigation.

(a)  In the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Pre-Closing Company Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Purchaser Parties of such litigation and keep Purchaser Parties reasonably informed with respect to the status thereof; and the Company shall provide Purchaser Parties the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Purchaser Parties’ suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Purchaser Parties, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)  In the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Purchaser Parties, threatened in writing, against any Purchaser Party or the board of directors of any Purchaser Party by any shareholder of any Purchaser Party prior to the Closing, such Purchaser Party shall promptly after becoming aware of such litigation notify the Company of such litigation and keep the Company reasonably informed with respect to the status thereof; and such Purchaser Party shall provide the Company the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith the Company’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 9.13.  Lock-Up Agreement and Insider Trading Policy.

(a)  On or before the Closing Date, the Parent shall enter into a Lock-Up Agreement (each a “Lock-Up Agreement”) with each Pre-Closing Company Stockholder holder who holds more than 5% of the Company Common Stock immediately before the Effective Time, the Sponsor, and any affiliates of the foregoing, in the form of Exhibit D, which shall include, among other provisions, restrictions on transfer of the shares of Parent Common Stock issued in connection with the Acquisition Merger hereunder, pursuant to which the shares of Parent Common Stock issued to those holders will be subject to certain lock-up after the Closing.

(b)  On or before the Closing Date, the Parent shall adopt and cause to be effective upon and following the Effective Time, an insider trading policy customary for a public company.

Section 9.14.  From the Signing Date through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Group Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Group Company or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Group Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Group Company or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Group Company and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.  Conditions of each Party’s Obligations. The obligations of each party hereto to consummate, or cause to be consummated, the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)  the Parent Shareholder Approval shall have been obtained;

(b)  The Reincorporation Merger shall have been consummated and the Reincorporation Merger Certificate filed with the Secretary of the State of Delaware.

(c)  the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)  Each of the Additional Agreements shall have been entered into by the appropriate parties thereto and the same shall be in full force and effect.

(e)  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions;

(f)   there shall have been no Material Adverse Effect; and

(g)  PubCo is reasonably expect to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) upon the Closing (after giving effect to the Parent Share Redemption and Transaction Financing, if any).

(h)  Purchaser’s Common Stock to be issued in connection with the transactions contemplated hereby (including the Earnout Shares) shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.

Section 10.2.  Additional Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a)  The Group Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects.

(b)  All of the representations and warranties of the Group Company contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)  There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d)  The Purchaser Parties shall have received a certificate signed by an authorized officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e)  The Key Personnel shall have entered into new employment agreements in a form to be reasonably agreed upon between the Company and the Purchaser, to be effective on the Closing Date.

Section 10.3.  Additional Conditions to Obligations of the Group Company. The obligations of the Group Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)  The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects.

(b)  All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)  There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

(d)  The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e)  The PubCo ESOP shall have been duly adopted and shall have remained in full force and effect.

Section 10.4.  Frustration of Conditions

Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such party hereto or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1.  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)  by mutual written consent of the Company and Parent;

(b)  prior to the Closing, by written notice to the Company from the Parent or Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Pre-Closing Company Stockholder that is a party to a Company Support Agreement of such Company Support Agreement), such that the conditions specified in Section 10.1 or Section 10.2 would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or the applicable Pre-Closing Company Stockholder through the exercise of its commercially reasonable efforts, then, for a period of up to ten (10) days (or any shorter period of the time that remains between the date Purchaser provides written notice of such violation or breach and the Long Stop Date) after receipt by the Company of notice from the Purchaser of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred by the Long Stop Date, or (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of any Law or a final, non-appealable Order; provided that the right to terminate this Agreement under Section 11.1 shall not be available if any Purchaser Party is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement or the Sponsor Support Agreement;

(c)  prior to the Closing, by written notice to the Purchaser and Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Purchaser Party set forth in this Agreement (or any breach on the part of the applicable holder of Purchaser Common Stock that is a party to the Sponsor Support Agreement), such that the conditions specified in Section 10.1 or Section 10.3 would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by the Purchaser Parties or the Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to ten (10) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Long Stop Date) after receipt by the Purchaser of notice from the Company of such breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred by the Long Stop Date, (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of any Law or a final, non-appealable Order; provided, that the right to terminate this Agreement under this Section 11.1(c) shall not be available if the Company or any of the Pre-Closing Company Stockholders is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement or a Company Support Agreement; or

(d)  by written notice from Parent to the Company if the Parent Shareholder Approval is not obtained at the Parent Stockholders’ Meeting (subject to any adjournment or recess of the meeting).

Section 11.2.  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, any Purchaser Party, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 9.5, this Section 11.2 and Article XII shall survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1.  Trust Account Waiver. Each of the Company and Purchaser Parties hereby represents and warrants that it has read Parent IPO Prospectus available at www.sec.gov, and understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including the public shareholders of the overallotment shares acquired by Parent’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Parent IPO Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Parent Share Redemption, (b) to the Public Shareholders if Parent fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by an amendment to Parent’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $50,000 in dissolution expenses or (d) to Parent after or concurrently with the consummation of a Business Combination. Each of the Company and Purchaser Parties hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 8.1), none of Company or Purchaser Parties do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company and Purchaser Parties, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims each of Company and Purchaser Parties or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company and Purchaser Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into the Transaction Documents, and each of the Company and Purchaser Parties further intends and understands such waiver to be valid, binding and enforceable against the Company and Purchaser Parties and each of their respective Affiliates under applicable Law. To the extent the Company and Purchaser Parties or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, each of the Company and Purchaser Parties hereby acknowledges and agrees that each such Company and Purchaser Parties and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company and Purchaser Parties or any of their respective Affiliates (or any person claiming on any of their behaves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company and Purchaser Parties or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Parent and its Representatives, as applicable, shall be entitled to recover from Company and Purchaser Parties and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding.

Section 12.2.  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3.  Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)  If to Parent, Purchaser (prior to the Closing), Sub, Merger Sub (prior to the Closing) to:

Acri Capital Acquisition Corporation

13284 Pond Springs Rd, Ste 405

Austin, Texas 78729

Attention: “Joy” Yi Hua, Chief Executive Officer

Email: jhua@sereneviewcapital.com

with copies to (which shall not constitute notice):

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017
Attention: Arila E. Zhou
Email: azhou@rc.com

(b)  If to Company, PubCo (after the Closing) or Surviving Corporation (after the Closing), to:

Foxx Development Inc.

13575 Barranca Parkway C106

Irvine, CA 92618

Attention: Haitao Cui

Email: haitao.cui@foxxusa.com

with copies to (which shall not constitute notice):

VCL Law LLP

1945 Old Gallows Road, Suite 260

Vienna, VA 22182

Attention: Fang Liu

Email: fliu@vcllegal.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4.  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5.  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 9.10; and (b) the Non-Recourse Parties may enforce Section 12.16.

Section 12.6.  Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers, consultants, and accountants; provided, that if the Closing shall occur, any reasonable and documented unpaid costs and expenses from each of the Company and Purchaser Parties (the “Unpaid Transaction Expenses”) and all prior paid costs and expenses (the “Paid Transaction Expenses” and together with the Unpaid Transaction Expenses, the “Transaction Expenses”) will be paid by the Surviving Corporation upon the Closing.

Section 12.7.  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8.  Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.9.  Disclosure Letter. Each of the Company Disclosure Letter and Purchaser Parties Disclosure Letter (including any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and Purchaser Parties Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made in the Company Disclosure Letter and Purchaser Parties Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter or Purchaser Parties Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter or Purchaser Parties Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Company Disclosure Letters and Purchaser Parties Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10.  Entire Agreement. This Agreement (together with the Company Disclosure Letter and Purchaser Parties Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 12.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Parent Stockholders, respectively, without such approval having been obtained.

Section 12.12.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.13.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.14.  Jurisdiction; Waiver of Jury Trial.

(a)  Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15.  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a)  this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; and

(b)  except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company and Purchaser Parties and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17.  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Parent	ACRI CAPITAL ACQUISITION CORPORATION

	By:	/s/ “Joy” Yi Hua
	Name:	“Joy” Yi Hua
	Title:	Chief Executive Officer

Purchaser	ACRI CAPITAL MERGER SUB I INC.,

	By:	/s/ “Joy” Yi Hua
	Name:	“Joy” Yi Hua
	Title:	Sole Director

Merger Sub	ACRI CAPITAL MERGER SUB II INC.,

	By:	/s/ “Joy” Yi Hua
	Name:	“Joy” Yi Hua
	Title:	Sole Director

IN WITNESS WHEREOF the undersigned has duly executed this Agreement as the Company.

Company

FOXX DEVELOPMENT INC.

By:	/s/ Haitao Cui
Name:	Haitao Cui
Title:	CEO

Appendix I

Key Personnel

Haitao Cui, Chief Executive Officer

James Liao, Chief Technology Officer

Kang Chen, Financial Director

Junzi Yuan, Vice President, Human Resources

Luying (Nekoi) Mei, Vice President, Operator Sales

LIST OF EXHIBITS

Exhibit A Sponsor Support Agreement

Exhibit B Company Support Agreement

Exhibit C Form of PubCo ESOP

Exhibit D Form of Lock-Up Agreements

Exhibit A

Execution Version

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of February 18, 2024 (the “Agreement”), by and among Foxx Development Inc., a Texas corporation (the “Company”), Acri Capital Acquisition Corporation, a Delaware corporation (“Parent”), and Acri Capital Sponsor LLC (the “Sponsor”).

WITNESSETH:

A.	WHEREAS, as of the date hereof, the Sponsor is the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 2,156,250 outstanding Class B Common Stock (the “Existing Shares”) of Parent (such Existing Shares, together with any additional capital stock of the Parent beneficially owned or acquired by the Sponsor on or after the date hereof, the “Shares”);

B.	WHEREAS, Parent, Acri Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), the Company, and Acri Capital Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), are entering into the Business Combination Agreement of even date herewith (as the same may be amended or supplemented from time to time, the “Business Combination Agreement”) providing that, among other things, (i) Parent shall merge with and into the Purchaser, as a result of which the Purchaser shall be the surviving corporation (the “Reincorporation Merger”), and (ii) on the Closing Date, which is one Business Day after the Reincorporation Merger Effective Time, Merger Sub shall merge with and into the Company, as a result of which the Company shall be the surviving corporation and a wholly owned subsidiary of the Purchaser;

C.	WHEREAS, as an inducement and a condition to the Company entering into the Business Combination Agreement, the Sponsor is entering into this Agreement; and

D.	WHEREAS, the board of directors of Parent has approved the Business Combination Agreement and the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Business Combination Agreement.

ARTICLE II
AGREEMENT TO CONSENT AND VOTE

2.1 Agreement to Vote. Prior to the Termination Date and subject to Section 3.2, the Sponsor irrevocably and unconditionally agrees that it shall, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares, (a) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon at any such meeting, (c) in favor of the approval of Parent Shareholder Approval (or, if there are insufficient votes in favor of any of the foregoing (a), (b) and (c), in favor of the adjournment of such meeting to a later date), (d) against the approval of any merger, scheme of arrangement, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent, the Purchaser or Merger Sub, or any public offering of any shares of Parent, the Purchaser, Merger Sub or any of its material subsidiaries, or, in case of a public offering only, a newly-formed holding company of Parent, the Purchaser or Merger Sub or such material subsidiaries, other than the Business Combination Agreement and the transactions contemplated thereby, against the approval of any purchase of all or substantially all of the assets of or other business combination transaction (other than the Business Combination Agreement and the transactions contemplated thereby), or against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Reincorporation Merger or the Acquisition Merger, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Purchaser or Merger Sub under the Business Combination Agreement, or (3) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, and (f) against any amendment of the organizational documents of Parent or any change in Parent’s capitalization, corporate structure or business other than as expressly contemplated by the Business Combination Agreement.

2.2 Redemption Rights; Waiver Conversion Ratio. The Sponsor irrevocably and unconditionally agrees that it will (i) not exercise any right to redeem all or a portion of its Shares (in connection with the transactions contemplated by this Agreement or the Business Combination Agreement or otherwise) as set forth in the organizational documents of Parent and (ii) waive any adjustment to the conversion ratio set forth in Parent’s organizational documents.

2.3 Transfer of Shares. Prior to the Termination Date, the Sponsor irrevocably agrees that it shall not, directly or indirectly, (a) sell, offer to sell, contract to agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares before the Termination Date, (d) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Shares, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Share, (f) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder or (g) publicly announce any intention to effect any transaction specified in this Section 2.3; provided, that, Transfers by Shareholder are permitted to an Affiliate or to a direct or indirect owner of equity or other interest in the Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Parent and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3 shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 3 with respect to the Shares shall be null and void. For the avoidance of doubt, this Section 3 shall not be construed to prohibit or limit the Sponsor’s authority to admit any new member and to sell or dispose such equity or other interest in the Sponsor to such new member prior to the Termination Date.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights; Litigation. To the full extent permitted by Law, the Sponsor hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Sponsor may directly or indirectly have by virtue of the ownership of any Shares. The Sponsor further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Purchaser, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that the foregoing shall not apply to any claim based on fraud or any breach committed prior to the termination of the Business Combination Agreement.

3.2 Additional Shareholder Consent Required. If the Business Combination Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Sponsor under applicable Law or Parent’s Second Amended and Restated Memorandum and Articles of Association and (ii) materially and adversely affects the Sponsor, then, notwithstanding anything to the contrary in this Agreement, the Sponsor may withhold its consent or approval to such amendment or any Transaction Matters in its sole and absolute discretion.

3.3 Fiduciary Duties. Each Sponsor is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares. The taking of any actions (or failures to act) by the Sponsor’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. The Sponsor hereby represents and warrants to Parent and the Company as follows:

(a) Ownership. The Sponsor has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consents, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Existing Shares constitute all of the Company Shares owned of record or beneficially by the Sponsor as of the date hereof. Other than this Agreement and such agreements disclosed in the Purchaser Parties Disclosure Letter under Section 6.19 of the Business Combination Agreement (incorporated hereto this Agreement as Schedule I), there are no agreements or arrangements of any kind, contingent or otherwise, to which the Sponsor is a party presently obligating the Sponsor to Transfer or cause to be Transferred to any person any of the Shares, and no person presently has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. The Sponsor is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (ii) has all requisite limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. The Sponsor is not in violation of any of the provisions of the Sponsor’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Sponsor has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Sponsor and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Sponsor or the performance of the Sponsor’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Sponsor of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Sponsor or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Sponsor or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Sponsor’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Sponsor of this Agreement does not, and the performance of the Sponsor’s obligations hereunder will not, require the Sponsor or any of its affiliates to obtain any consent, waiver, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental Authority, except such filings and authorizations as may be required under the Exchange Act and under the Sponsor’s organizational documents.

ARTICLE V
MISCELLANEOUS

5.1 Disclosure. The Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement the Sponsor’s identity and ownership of the Shares and the nature of the Sponsor’s obligations under this Agreement.

5.2 Termination. This Agreement shall terminate at the earlier of (a) the date the Business Combination Agreement is terminated in accordance with its terms and (b) the date on which the Merger is consummated (the “Termination Date”). None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

5.3 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Sponsor, to:

Acri Capital Sponsor LLC

13284 Pond Springs Rd, Ste 405

Austin, Texas 78729

Attention: “Joy” Yi Hua, Chief Executive Officer

Email: jhua@sereneviewcapital.com

and

if to Parent,

Acri Capital Acquisition Corporation

13284 Pond Springs Rd, Ste 405

Austin, Texas 78729

Attention: “Joy” Yi Hua, Chief Executive Officer

Email: jhua@sereneviewcapital.com

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, New York 10017

Attn: Arila E. Zhou, Esq.

Email: azhou@rc.com

if to the Company,

Foxx Development Inc.

13575 Barranca Parkway C106

Irvine, CA 92618

Attention: Haitao Cui

Email: haitao.cui@foxxusa.com

With a copy (which shall not constitute notice) to:

VCL Law LLP

1945 Old Gallows Road, Suite 260

Vienna, VA 22182

Attention: Fang Liu

Email: fliu@vcllegal.com

5.7 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Sponsor means the actual knowledge of the Sponsor or any officer of Sponsor, if applicable, after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Sponsor; provided, further, that, for the avoidance of doubt, any general partner of the Sponsor shall be deemed an affiliate the Sponsor; and provided, further, that an affiliate of the Sponsor shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Sponsor shall not include any portfolio company or other investment of the Sponsor or any affiliate of the Sponsor.

5.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) waives any objection to laying venue in any such action or proceeding in the aforesaid courts, (iii) waives any objection that the aforesaid courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.6.

5.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Sponsor’s obligation to deliver the Shareholder Written Consent), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

ACRI CAPITAL ACQUISITION CORPORATION

By:
Name:	“Joy” Yi Hua
Title:	Chief Executive Officer

SPONSOR:

ACRI CAPITAL SPONSOR LLC

By:
Name:	“Joy” Yi Hua
Title:	Manager

COMPANY:

FOXX DEVELOPMENT INC.

By:
Name:
Title:

[Signature Page to the Sponsor Support Agreement]

Schedule I

 (Schedule 6.19 of the Purchaser Parties Disclosure Letter)

The Parent has filed such “material contracts” as defined in Item 601(b)(10) of Regulation S-K of the SEC, including without limitation:

●	Underwriting Agreement, dated June 9, 2022, among the Registrant, and EF Hutton, division of Benchmark Investments, LLC, as representative of the several underwriters[1]

●	Promissory Note, dated January 20, 2022[2]

●	Letter Agreement, dated June 9, 2022, among the Registrant and certain security holders[3]

●	Amendment to the Letter Agreement of June 9, 2022, entered between Acri Capital Acquisition Corporation, Acri Capital Sponsor LLC, and directors of Acri Capital Acquisition Corporation, dated November 18, 2022[4]

●	Amended & Restated Investment Management Trust Agreement, dated June 9, 2022, between the Registrant and Wilmington Trust, National Association, as trustee[5]

●	Amendment to the June 9, 2022 Amended & Restated Investment Management Trust Agreement, dated July 12, 2023, between the Registrant and Wilmington Trust, National Association, as trustee[6]

●	Registration Rights Agreement, dated June 9, 2022, among the Registrant, certain security holders[7]

●	Securities Subscription Agreement between the Registrant and the sponsor dated February 4, 2022[8]

●	Private Placement Warrants Purchase Agreement, dated June 9, 2022, between the Registrant and the Sponsor[9]

●	Form of Indemnity Agreements, dated June 9, 2022, between the Registrant and each of its directors and officers[10]

●	Administrative Services Agreement, dated June 9, 2022, between the Registrant and the Sponsor[11]

●	Form of Independent Director Offer Letter, dated March 8, 2022, among Acri Capital Sponsor LLC, and certain directors and officers of the Registrant[12]

●	Promissory Note, dated March 13, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[13]

[1]	Filed as Exhibit 1.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2022.
[2]	Filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on March 11, 2022.
[3]	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2022.
[4]	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on November 18, 2022
[5]	Filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2022
[6]	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on July 12, 2023.
[7]	Filed as Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2022.
[8]	Filed as Exhibit 10.5 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on March 11, 2022.
[9]	Filed as Exhibit 10.6 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on May 18, 2022.
[10]	Filed as Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2022.
[11]	Filed as Exhibit 10.8 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on March 18, 2022.
[12]	Filed as Exhibit 10.9 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on March 11, 2022.
[13]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on March 13, 2023

●	Promissory Note, dated April 12, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[14]

●	Promissory Note, dated May 11, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[15]

●	Promissory Note, dated June 12, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[16]

●	Promissory Note, dated July 12, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[17]

●	Promissory Note, dated August 11, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[18]

●	Promissory Note, dated September 12, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[19]

●	Promissory Note, dated October 12, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[20]

●	Promissory Note, dated November 10, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[21]

●	Promissory Note, dated December 11, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[22]

●	Promissory Note, dated January 11, 2024, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[23]

●	Promissory Note, dated December 5, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC

●	Promissory Note, dated February 13, 2023, issued by Acri Capital Acquisition Corporation to Acri Capital Sponsor LLC[24]

[14]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on April 12, 2023
[15]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on May 11, 2023
[16]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on June 12, 2023
[17]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on July 12, 2023
[18]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on August 11, 2023
[19]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2023
[20]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on October 12, 2023
[21]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on November 13, 2023
[22]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on December 12, 2023
[23]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on January 10, 2024
[24]	Filed as Exhibit 10.1 to Current Report on Form 8-K filed with the Securities & Exchange Commission on February 14, 2024

Exhibit B

Execution Version

COMPANY STOCKHOLDER SUPPORT AGREEMENT

THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of February 18, 2024 (the “Agreement”), by and among Acri Capital Acquisition Corporation, a Delaware corporation (“Parent”), Foxx Development Inc., a Texas corporation (the “Company”) and the undersigned Persons and entities hereto (each, a “Holder” and collectively, the “Holders”) of the Company.

WITNESSETH:

A.	WHEREAS, Parent, Acri Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), the Company, and Acri Capital Merger Sub II, a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), are entering into the Business Combination Agreement of even date herewith (as the same may be amended or supplemented from time to time, the “Business Combination Agreement”) providing that, among other things, (i) Parent shall merge with and into the Purchaser, as a result of which the Purchaser shall be the surviving corporation (the “Reincorporation Merger”), and (ii) on the Closing Date, which is one Business Day after the Reincorporation Merger Effective Time, Merger Sub shall merge with and into the Company, as a result of which the Company shall be the surviving corporation and a wholly owned subsidiary of the Purchaser;

B.	WHEREAS, the Holders are the beneficial owners of a majority of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Shares”) (such Company Shares, together with any additional capital stock of the Company beneficially owned or acquired by the Holders on or after the date hereof, the “Shares”);

C.	WHEREAS, as an inducement and a condition to Parent entering into the Business Combination Agreement, the Holders are entering into this Agreement with Parent and the Company; and

D.	WHEREAS, the board of directors of the Company has approved the Business Combination Agreement and the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Holders is a material inducement and condition to Parent’s willingness to enter into the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Business Combination Agreement.

ARTICLE II
AGREEMENT TO CONSENT AND VOTE

2.1 Agreement to Vote. Prior to the Termination Date (as defined herein) and subject to Section 3.2, each Holder, severally and not jointly, irrevocably and unconditionally agrees that such Holder shall, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares in favor of approving the Merger, adopting the Business Combination Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Business Combination Agreement, including the Reincorporation Merger and Acquisition Merger (the “Transaction Matters”).

2.2 No Transfer of Shares. Prior to the Termination Date, each Holder hereby agrees that such Holder shall not sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any Shares, or enter into any swap, short sale, hedge or other arrangement that which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of any Shares (each of the foregoing, a “Transfer”); provided, however, that the foregoing shall not apply to any Transfer (i) contemplated in Section 7.1(a) of the Company Disclosure Letter, (ii) if Holder is a natural person, (A) to any person related to Holder by blood or adoption who is an immediate family member of Holder, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of Holder or any of Holder’s Family Members, (B) to Holder’s estate, following the death of Holder, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by Holder and/or by any such Family Member(s); (iii) if Holder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of Holder, including investment funds or other entities under common control or management with Holder, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of Holder (including upon the liquidation and dissolution of Holder pursuant to a plan of liquidation approved by Holder’s equity holders) or (C) as a bona fide gift to a charitable organization; or (iv) if Holder is a trust, to any grantors or beneficiaries of the trust; provided that any transferee of any Transfer of the type set forth in clauses (i) through (iv) must enter into a written agreement in form and substance reasonably satisfactory to Parent and the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

2.5 Change to Shares. In the event of a stock dividend or distribution, or any change in the shares of capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” when used with respect to the Company shall be deemed to refer to and include the Shares of the Company as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares of the Company may be changed or exchanged or which are received in such transaction. Prior to the Termination Date, each Holder agrees to notify Parent and the Company promptly in writing of the number and type of any additional Shares acquired by such Holder, if any, after the date hereof.

2.6 No additional proxy or solicitation. Except as contemplated by the Business Combination Agreement, each Holder irrevocably and unconditionally agrees that such Holder shall not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules and regulations of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Common Stock of the Company in connection with any vote or other action with respect to such transaction contemplated in the Business Combination Agreement, other than to recommend that the Company Stockholders vote in favor of adoption of the Business Combination Agreement and the Transaction Matters and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by this Article II).

2.7 No additional voting agreement(s). Except as contemplated by the Business Combination Agreement or this Agreement, each Holder irrevocably and unconditionally agrees that such Holder shall not deposit, and shall cause each Holder’s Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such Holder or such Holder’s Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by Parent in connection with the Business Combination Agreement.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights; Litigation. To the full extent permitted by Law, each Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the Delaware General Corporation Law), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. Each Holder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that the foregoing shall not apply to any claim based on fraud or any breach committed prior to the termination of the Business Combination Agreement.

3.2 Additional Shareholder Consent Required. If the Business Combination Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Holders under applicable Law or the Company’s Certificate of Incorporation and (ii) materially and adversely affects a Holder, then, notwithstanding anything to the contrary in this Agreement, such affected Holder may withhold its consent or approval to such amendment or any Transaction Matters in its sole and absolute discretion.

3.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares. The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

3.4 Registration Statement. Prior to the Termination Date, each Holder agrees to provide to Parent and the Company any information regarding such Holder or the Shares that is reasonably requested by Parent, the Company for inclusion in the Registration Statement.

3.5 Publicity. Each Holder shall not issue any press release or otherwise make any public statements with respect to the Business Combination Agreement or the Transactions Matters or the transactions contemplated herein without the prior written approval of Parent and the Company. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), such Holder’s identity and ownership of the Shares and the nature of such Holder’s commitments and agreements under this Agreement or the Business Combination Agreement.

3.6 Further Support. Prior to the Termination Date, each Holder shall not take or agree or commit to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect. Each Holder shall execute and deliver all related documentation and further use commercially reasonable efforts to take such other action to cooperate with the Company to effect the Mergers, the Business Combination Agreement, and the Transaction Matters. Prior to the Termination Date, each Holder shall not authorize or permit any of its representatives to, directly or indirectly, take any action that the Company are prohibited from taking pursuant to the Business Combination Agreement (unless Parent shall have consented thereto).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Each Holder hereby represents and warrants as follows:

(a) Ownership. The Holder has, with respect to the Company Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consents, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Company Shares constitute all of the Company Shares owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party presently obligating the Holder to Transfer or cause to be Transferred to any person any of the Shares, and no person presently has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. If the Holder is an entity, the Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Holder is not in violation of any of the provisions of the Holder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental Authority, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE V
MISCELLANEOUS

5.1 Disclosure. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

5.2 Termination. This Agreement shall terminate at the earlier of (a) the date the Business Combination Agreement is terminated in accordance with its terms and (b) the date on which the Merger is consummated (the “Termination Date”). None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

5.3 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

c/o Foxx Development Inc.

13575 Barranca Parkway C106

Irvine, CA 92618

Attention: Haitao Cui

Email: haitao.cui@foxxusa.com

and

if to Parent,

Acri Capital Acquisition Corporation

13284 Pond Springs Rd, Ste 405

Austin, Texas 78729

Attention: “Joy” Yi Hua, Chief Executive Officer

Email: jhua@sereneviewcapital.com

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, New York 10017

Attn: Arila Zhou, Esq.

Email: azhou@rc.com

if to Company,

Foxx Development Inc.

13575 Barranca Parkway C106

Irvine, CA 92618

Attention: Haitao Cui

Email: haitao.cui@foxxusa.com

With a copy (which shall not constitute notice) to:

VCL Law LLP

1945 Old Gallows Road, Suite 260

Vienna, VA 22182

Attention: Fang Liu

Email: fliu@vcllegal.com

5.7 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of the Holder or any officer of Holder, if applicable, after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

5.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) waives any objection to laying venue in any such action or proceeding in the aforesaid courts, (iii) waives any objection that the aforesaid courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.6.

5.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

ACRI CAPITAL ACQUISITION CORPORATION

By:
Name:	“Joy” Yi Hua
Title:	Chief Executive Officer

Foxx Development Inc.

By:
Name:
Title:

[Signature Page to the Company Support Agreement]

HOLDERS:

BRR Investment Holding Corp

By:
Name:
Title:

Lionmed LLC

By:
Name:
Title:

Jin Investment Holding LLC

By:
Name:
Title:

New Bay Capital Limited

By:
Name:
Title:

[Signature Page to the Company Stockholder Support Agreement]

Exhibit C

Execution Version

[FOXX PUBCO]
EQUITY INCENTIVE PLAN

1.	Purpose. The purposes of this Plan are to:

(a)	attract, retain, and motivate Employees, Directors, and Consultants,

(b)	provide additional incentives to Employees, Directors, and Consultants, and

(c)	promote the success of the Company’s business,

by providing Employees, Directors, and Consultants with opportunities to acquire the Company’s Shares, or to receive monetary payments based on the value of such Shares. Additionally, the Plan is intended to assist in further aligning the interests of the Company’s Employees, Directors, and Consultants to those of its shareholders.

2.	Definitions. As used herein, the following definitions will apply:

(a)	“Administrator” means a committee of at least one Director of the Company as the Board may appoint to administer this Plan or, if no such committee has been appointed by the Board, the Board.

(b)	“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)	“Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

(d)	“Award Agreement” means the written or electronic agreement, consistent with the terms of the Plan, between the Company and the Participant, setting forth the terms, conditions, and restrictions applicable to each Award granted under the Plan.

(e)	“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(f)	“Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a committee to whom the Board has delegated authority to administer any aspect of this Plan.

(g)	“Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, consulting, severance, or similar agreement, including any Award Agreement, between the Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance, or similar agreement containing such definition, “Cause” means:

(i)	any willful, material violation by the Participant of any law or regulation applicable to the business of the Company, a Subsidiary, or other affiliate of the Company;

(ii)	the Participant’s conviction for, or guilty plea to, a felony (or crime of similar magnitude under Applicable Laws outside the United States) or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, act of material dishonesty, embezzlement, or misappropriation or similar conduct against the Company, a Subsidiary, or other affiliate of the Company;

(iii)	the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company, a Subsidiary, other affiliate of the Company, or any other entity having a business relationship with any of the foregoing;

(iv)	any material breach or violation by the Participant of any fiduciary duties or duties of care to the Company or provision of any agreement or understanding between the Company, a Subsidiary, or other affiliate of the Company and the Participant regarding the terms of the Participant’s service as an Employee, officer, Director, or Consultant to the Company, a Subsidiary, or other affiliate of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an Employee, officer, Director, or Consultant of the Company, a Subsidiary, or other affiliate of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment, confidentiality, non-competition, non-solicitation, restrictive covenant, or similar agreement between the Company, a Subsidiary, or other affiliate of the Company and the Participant;

(v)	any refusal by the Participant to carry out a reasonable directive of the chief executive officer, the Board or the Participant’s direct supervisor, which involves the business of the Company, a Subsidiary, or other affiliate of the Company and was capable of being lawfully performed;

(vi)	the Participant’s violation of the code of ethics of the Company or any Subsidiary;

(vii)	the Participant’s disregard of the policies of the Company, a Subsidiary, or other affiliate of the Company so as to cause loss, harm, damage, or injury to the property, reputation, or employees of the Company, a Subsidiary, or other affiliate of the Company; or

(viii)	any other misconduct by the Participant that is injurious to the financial condition or business reputation of, or is otherwise injurious to, the Company, a Subsidiary, or other affiliate of the Company.

(h)	“Change in Control” means the occurrence of any of the following events:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more (on a fully diluted basis) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)	the consummation of the direct or indirect sale, transfer, conveyance or disposition (other than by way of consolidation) by the Company of all or substantially all of the Company’s assets;

(iii)	a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement, the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(i)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)	“Company” means [Foxx Pubco], a Delaware corporation, or any successor thereto.

(k)	“Consultant” means a consultant or adviser who provides bona fide services to the Company, its Parent, or any Subsidiary as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(l)	“Director” means a member of the Board.

(m)	“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of an Award other than an Incentive Stock Option, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)	“Effective Date” shall have the meaning set forth in Section 24.

(o)	“Employee” means any person, including officers and Directors, employed by the Company, its Parent, or any Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)	“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)	if the Shares are readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for a Share for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	if the Shares are not readily tradable on an established securities market, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In addition, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Code Section 409A to the extent necessary for an Award to comply with, or be exempt from, Code Section 409A. The Administrator’s determination shall be conclusive and binding on all persons.

(r)	“Incentive Stock Option” means a Stock Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(s)	“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Exchange Act Rule 16b-3.

(t)	“Nonqualified Stock Option” means a Stock Option that by its terms, or in operation, does not qualify or is not intended to qualify as an Incentive Stock Option.

(u)	“Other Stock-Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 11.

(v)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(w)	“Participant” means the holder of an outstanding Award granted under the Plan.

(x)	“Period of Restriction” means the period during which the transfer of Restricted Stock is subject to restrictions and a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of certain performance criteria, or the occurrence of other events as determined by the Administrator.

(y)	“Plan” means this [Foxx Pubco] 2023 Equity Incentive Plan, as amended and restated.

(z)	“Restricted Stock” means Shares, subject to a Period of Restriction or certain other specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 or issued pursuant to the early exercise of a Stock Option.

(aa)	“Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 10.

(bb)	“Service” means service as a Service Provider. In the event of any dispute over whether and when Service has terminated, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

(cc)	“Service Provider” means an Employee, Director, or Consultant, including any prospective Employee, Director, or Consultant who has accepted an offer of employment or service and will be an Employee, Director, or Consultant after the commencement of their service.

(dd)	“Stock Appreciation Right” or “SAR” means an Award pursuant to Section 8 that is designated as a SAR.

(ee)	“Shares” means the Company’s shares of common stock, par value of $0.0001 per share.

(ff)	“Stock Option” means an option granted pursuant to the Plan to purchase Shares, whether designated as an Incentive Stock Option or a Nonqualified Stock Option.

(gg)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(hh)	“Substitute Award” has the meaning set forth in Section 3(d).

3.	Awards.

(a)	Award Types. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards.

(b)	Award Agreements. Awards shall be evidenced by Award Agreements (which need not be identical) in such forms as the Administrator may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreements, the provisions of the Plan shall prevail.

(c)	Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator, consistent with Applicable Laws. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

(d)	Substitute Awards. In connection with an entity’s merger or consolidation with the Company, any Subsidiary, or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Plan Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided below in Section 4(c), (d), or (e) below), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under Section 4(f). Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan (so long as not adopted in contemplation of such acquisition or combination), the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan, and shall not reduce the Plan Share Limit (and Shares available for Awards under the Plan as provided below in Section 4(c), (d), or (e) below); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.	Shares Available for Awards.

(a)	Basic Limitation. Subject to the provisions of Section 14, the maximum aggregate number of Shares (including underlying Shares) that may be issued under the Plan is 20% of the aggregate number of Shares of Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption) (the “Plan Share Limit”), provided that the issuance of awards (including any converted options of pre-existing option of Foxx prior to the closing) within one year of the Closing shall not exceed 50% of Plan Share Limit. The Shares subject to the Plan may be authorized, but unissued, or reacquired shares.

(b)	Awards Not Settled in Shares Delivered to Participant. Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if the Shares are tendered or withheld to satisfy any tax withholding obligations, the number of the Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan, although such Shares shall not again become available for issuance as Incentive Stock Options.

(c)	Cash-Settled Awards. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(d)	Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if the Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

(e)	Code Section 422 Limitations. No more than [______] Shares (subject to adjustment pursuant to Section 14) may be issued under the Plan upon the exercise of Incentive Stock Options.

(f)	Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding Non-Employee Director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed [$_________] for such Service Provider’s first year of service as a Non-Employee Director and [$_______] for each year thereafter.

(g)	Share Reserve. The Company, during the term of the Plan, shall at all times keep available such number of Shares authorized for issuance as will be sufficient to satisfy the requirements of the Plan.

5.	Administration. The Plan will be administered by the Administrator.

(a)	Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion to:

(i)	determine Fair Market Value;

(ii)	select the Service Providers to whom Awards may be granted;

(iii)	determine the type or types of Awards to be granted to Participants under the Plan and number of the Shares to be covered by each Award;

(iv)	approve forms of Award Agreements for use under the Plan;

(v)	determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting criteria or Periods of Restriction, any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi)	construe and interpret the terms of the Plan, any Award Agreement, and Awards granted pursuant to the Plan;

(vii)	prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable tax laws;

(viii)	modify or amend each Award (subject to Section 18(c)), including (A) the discretionary authority to extend the post-termination exercisability period of Awards and (B) accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions;

(ix)	allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of the Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)	authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)	allow a Participant to defer the receipt of the payment of cash or the delivery of the Shares that would otherwise be due to such Participant under an Award, subject to compliance (or exemption) from Code Section 409A;

(xii)	determine whether Awards will be settled in cash, Shares, other securities, other property, or in any combination thereof;

(xiii)	determine whether Awards will be adjusted for dividend equivalents;

(xiv)	create Other Stock-Based Awards for issuance under the Plan;

(xv)	impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any securities issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xvi)	make all other determinations and take any other action deemed necessary or advisable for administering the Plan and due compliance with Applicable Laws, stock market or exchange rules or regulations or accounting or tax rules or regulations.

(b)	Prohibition on Repricing. Notwithstanding anything to the contrary in Section 5(a) and except for an adjustment pursuant to Section 14 or a repricing approved by shareholders, in no case may the Administrator (i) amend an outstanding Stock Option or SAR Award to reduce the exercise price of the Award, (ii) cancel, exchange, or surrender an outstanding Stock Option or SAR in exchange for cash or other awards for the purpose of repricing the Award, or (iii) cancel, exchange, or surrender an outstanding Stock Option or SAR in exchange for an option or SAR with an exercise price that is less than the exercise price of the original Award.

(c)	Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a committee of two or more Non-Employee Directors.

(d)	Delegation of Authority. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Law (except that such delegation shall not apply to any Award for a Participant then covered by Section 16 of the Exchange Act), and the Administrator may delegate to one or more committees of the Board (which may consist solely of one Director) some or all of its authority under this Plan, including the authority to grant all types of Awards, in accordance with Applicable Law. Such delegation may be revoked at any time. The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted.

(e)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all persons, including Participants and any other holders of Awards.

6.	Eligibility. The Administrator has the discretion to select any Service Provider to receive an Award, although Incentive Stock Options may be granted only to Employees. Designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.	Stock Options. The Administrator, at any time and from time to time, may grant Stock Options under the Plan to Service Providers. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Administrator may impose from time to time, subject to the following limitations:

(a)	Exercise Price. The per share exercise price for Shares to be issued pursuant to exercise of a Stock Option will be determined by the Administrator, but shall be no less than 100% of the Fair Market Value per Share on the date of grant, subject to Section 7(e). Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the exercise price for Shares subject to such Stock Option may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A.

(b)	Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted. Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such Award Agreement at the date of grant; provided, however, the Administrator may, in its sole discretion, later waive any such condition.

(c)	Payment of Exercise Price. To the extent permitted by Applicable Laws, the Participant may pay the Stock Option exercise price by:

(i)	cash;

(ii)	check;

(iii)	surrender of other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(iv)	if approved by the Administrator, as determined in its sole discretion, by a broker-assisted cashless exercise in accordance with procedures approved by the Administrator, whereby payment of the exercise price may be satisfied, in whole or in part, with Shares subject to the Stock Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price;

(v)	if approved by the Administrator for a Nonqualified Stock Option, as determined in its sole discretion, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of Shares underlying the Stock Option so exercised reduced by the number of Shares equal to the aggregate exercise price of the Stock Option divided by the Fair Market Value on the date of exercise;

(vi)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(vii)	any combination of the foregoing methods of payment.

(d)	Exercise of Stock Option.

(i)	Procedure for Exercise. Any Stock Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. A Stock Option may not be exercised for a fraction of a Share. Exercising a Stock Option in any manner will decrease the number of Shares thereafter available for purchase under the Stock Option, by the number of Shares as to which the Stock Option is exercised.

(ii)	Exercise Requirements. A Stock Option will be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Option, and (B) full payment of the exercise price (including provision for any applicable tax withholding).

(iii)	Non-Exempt Employees. If a Stock Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Stock Option will not be first exercisable for any Shares until at least six (6) months following the date of grant of the Stock Option (although the Stock Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (A) if such non-exempt Employee dies or suffers a Disability, (B) upon a Change in Control in which such Stock Option is not assumed, continued, or substituted, or (C) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Subsidiary), the vested portion of any Stock Option may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 7(d)(iii) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

(iv)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, the Participant may exercise the Stock Option within such period of time as is specified in the Award Agreement to the extent that the Stock Option is vested on the date of termination (but in no event later than the expiration of the term of such Stock Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Option will remain exercisable for three (3) months (or twelve (12) months in the case of termination on account of Disability or death) following the Participant’s termination. If a Participant commits an act of Cause, all vested and unvested Stock Options shall be forfeited as of such date. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to a Stock Option, the Shares covered by the unvested portion of the Stock Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. If after termination, the Participant does not exercise a Stock Option as to all of the vested Shares within the time specified by the Administrator, the Stock Option will terminate, and remaining Shares covered by such Stock Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.

(v)	Extension of Exercisability. A Participant may not exercise a Stock Option at any time that the issuance of Shares upon such exercise would violate Applicable Laws. Except as otherwise provided in the Award Agreement, if a Participant ceases to be a Service Provider for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable post-termination exercise period: (A) the exercise of the Participant’s Stock Option would be prohibited solely because the issuance of Shares upon such exercise would violate Applicable Laws, or (B) the immediate sale of any Shares issued upon such exercise would violate the Company’s trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term.

(vi)	Beneficiary. If a Participant dies while a Service Provider, the Stock Option may be exercised following the Participant’s death by the Participant’s designated beneficiary, provided such beneficiary has been designated and received by the Administrator prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been properly designated by the Participant, then such Stock Option may be exercised by the personal representative of the Participant’s estate or by the persons to whom the Stock Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

(vii)	Shareholder Rights. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent or depositary of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Stock Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 or the applicable Award Agreement.

(e)	Incentive Stock Option Limitations.

(i)	Each Stock Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company, its Parent, or any Subsidiary) exceeds $100,000, such Stock Options will be treated as Nonqualified Stock Options. For purposes of this Section 7(e)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Stock Option is granted.

(ii)	In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent, or any Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii)	No Stock Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Code Section 422(b)(1), provided that any Stock Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Stock Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained.

(iv)	In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason a Stock Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under this Plan.

8.	Stock Appreciation Rights. The Administrator, at any time and from time to time, may grant SARs to Service Providers. Each SAR shall be subject to such terms and conditions, consistent with the Plan, as the Administrator may impose from time to time, subject to the following limitations:

(a)	SAR Award Agreement. Each SAR Award will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(b)	Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any SAR Award.

(c)	Exercise Price and Other Terms. The per share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a SAR will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the exercise price for Shares subject to such SAR may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d)	Expiration of Stock Appreciation Rights. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(d) relating to the maximum term and exercise also will apply to SARs.

(e)	Payment of Stock Appreciation Right Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	The number of Shares with respect to which the SAR is exercised.

(f)	Payment Form. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares, other securities, or other property of equivalent value, or in some combination thereof.

(g)	Tandem Awards. Any Stock Option granted under this Plan may include tandem SARs (i.e., SARs granted in conjunction with an Award of Stock Options under this Plan). The Administrator also may award SARs to a Service Provider independent of any Stock Option.

9.	Restricted Stock. The Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to the following limitations:

(a)	Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction and the applicable restrictions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Restricted Stock may be awarded in consideration for (i) cash, check, bank draft or money order payable to the Company, (ii) past services to the Company, its Parent, or any Subsidiary, or (iii) any other form of legal consideration (including future services) that may be acceptable to the Administrator, in its sole discretion, and permissible under Applicable Laws.

(b)	Removal of Restrictions. Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Restricted Stock have lapsed. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c)	Voting Rights. During the Period of Restriction, a Participant holding Restricted Stock may exercise the voting rights applicable to those restricted Shares, unless the Administrator determines otherwise.

(d)	Dividends and Other Distributions. During the Period of Restriction, a Participant holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

(e)	Transferability. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(f)	Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be forfeited and will revert to the Company and again will become available for grant under the Plan.

10.	Restricted Stock Units (RSUs). The Administrator, at any time and from time to time, may grant RSUs under the Plan to Service Providers. Each RSU shall be subject to such terms and conditions, consistent with the Plan, as the Administrator may impose from time to time, subject to the following limitations:

(a)	RSU Award Agreement. Each Award of RSUs will be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions related to the grant, including the number of RSUs and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(b)	Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or Service), or any other basis determined by the Administrator in its discretion.

(c)	Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of RSUs, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)	Form and Timing of Payment. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in cash, Shares, other securities, other property, or a combination of both.

(e)	Voting and Dividend Equivalent Rights. The holders of RSUs shall have no voting rights as the Company’s shareholders. Prior to settlement or forfeiture, RSUs awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Share while the RSU is outstanding. Dividend equivalents may be converted into additional RSUs. Settlement of dividend equivalents may be made in the form of cash, Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the RSUs to which they attach.

(f)	Cancellation. On the date set forth in the Award Agreement, all unearned RSUs will be forfeited to the Company.

11.	Other Stock-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards including any dividend and/or voting rights.

12.	Vesting.

(a)	Vesting Conditions. Each Award may or may not be subject to vesting, a Period of Restriction, and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Vesting conditions may include Service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. An Award Agreement may provide for accelerated vesting upon certain specified events.

(b)	Performance Criteria. The Administrator may establish performance-based conditions for an Award which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Subsidiaries as a whole or any business unit(s) of the Company and/or one or more Subsidiaries or any combination thereof, as the Administrator may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of performance criteria specified in this paragraph. Any performance criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(c)	Default Vesting. Unless otherwise set forth in an individual Award Agreement, each Award shall vest over a [three (3) year period, with one-third (1/3) of the Award vesting on the first annual anniversary] of the date of grant and the remaining portion vesting [monthly/quarterly] thereafter.

(d)	Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any Employee’s unpaid leave of absence and will resume on the date the Employee returns to work on a regular schedule as determined by the Administrator; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Subsidiary, although any leave of absence not provided for in the applicable employee manual of the Company or employing Subsidiary needs to be approved by the Administrator, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or employing Subsidiary is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for federal tax purposes as a Nonqualified Stock Option.

(e)	In the event a Service Provider’s regular level of time commitment in the performance of services for the Company, its Parent, or any Subsidiary is reduced (for example, and without limitation, if the Service Provider is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Service Provider, the Administrator has the right in its sole discretion to (i) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Service Provider will have no right with respect to any portion of the Award that is so reduced or extended.

13.	Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to the Participant’s estate or legal representative, and may be exercised, during the lifetime of the Participant, only by the Participant, although the Administrator, in its discretion, may permit Award transfers for purposes of estate planning or charitable giving. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.	Adjustments; Dissolution or Liquidation; Change in Control.

(a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding awards, and the numerical limits in Section 4. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested and, if applicable, exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)	Change in Control.

(i)	In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation.

(ii)	Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise the Award as to all of the Shares, including those as to which it would not otherwise be vested or exercisable, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels. If a Stock Option is not assumed or substituted in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Stock Option shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Stock Option shall terminate upon the expiration of such period.

(iii)	For the purposes of this Section 14(c), the Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common shares of the acquiring or successor corporation or its parent, the Administrator may, with the consent of the acquiring or successor corporation, provide for the consideration to be received, for each Share subject to the Award, to be solely common shares of the acquiring or successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Shares in connection with the Change in Control is delayed as a result of escrows, earn outs, holdbacks, or any other contingencies. Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or the acquiring or successor corporation modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the acquiring or successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.	Taxes.

(a)	General. It is a condition to each Award under the Plan that a Participant or such Participant’s successor shall make such arrangements that may be necessary, in the opinion of the Administrator or the Company, for the satisfaction of any federal, state, local, or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan unless such obligations are satisfied.

(b)	Share Withholding. To the extent that Applicable Laws subject a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company, its Parent, or a Subsidiary withhold all or a portion of any Share that otherwise would be issued to such Participant or by surrendering all or a portion of any Share that the Participant previously acquired. Such Share shall be valued on the date withheld or surrendered. Any payment of taxes by assigning Shares to the Company, its Parent, or a Subsidiary may be subject to restrictions, including any restrictions required by the Securities and Exchange Commission, accounting, or other rules.

(c)	Discretionary Nature of Plan. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits, or rights of any kind. By acceptance of an Award, a Participant waives any and all rights to compensation or damages as a result of the termination of Service for any reason whatsoever insofar as those rights result or may result from this Plan or any Award.

(d)	Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled, or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

(e)	Deferral of Award Settlement. The Administrator, in its discretion, may permit selected Participants to elect to defer distributions of Restricted Stock or RSUs in accordance with procedures established by the Administrator to assure that such deferrals comply with applicable requirements of the Code. Any deferred distribution, whether elected by the Participant or specified by the Award Agreement or the Administrator, shall comply with Code Section 409A, to the extent applicable.

(f)	Limitation on Liability. Neither the Company, nor its Parent, nor any Subsidiary, nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

16.	No Rights as a Service Provider. Neither the Plan, nor an Award Agreement, nor any Award shall confer upon a Participant any right with respect to continuing a relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company, its Parent, or any Subsidiary to terminate such relationship at any time, with or without cause.

17.	Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan and all Shares issued under the Plan shall be subject to recoupment, clawback, or recovery by the Company in accordance with Applicable Laws and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other Applicable Laws, as well as any implementing regulations and/or listing standards.

18.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the Plan.

(b)	Shareholder Approval. The Company may obtain shareholder approval of any Plan amendment to the extent necessary or, as determined by the Administrator in its sole discretion, desirable to comply with Applicable Laws, including any amendment that (i) increases the number of Shares available for issuance under the Plan or (ii) changes the persons or class of persons eligible to receive Awards.

(c)	Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will materially impair the rights of any Participant with respect to outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.	Conditions Upon Issuance of Shares.

(a)	Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or desirable.

20.	Severability. Notwithstanding any contrary provision of the Plan or an Award Agreement, if any one or more of the provisions (or any part thereof) of this Plan or an Award Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award Agreement, as applicable, shall not in any way be affected or impaired thereby.

21.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.	Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. All Awards hereunder are contingent on approval of the Plan by shareholders. Notwithstanding any other provision of this Plan, if the Plan is not approved by the shareholders within twelve (12) months after the date the Plan is adopted, the Plan and any Awards hereunder shall be automatically terminated.

23.	Choice of Law. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any choice of law principles.

24.	Effective Date.

(a)	The Plan shall be effective as of ________________ ___, 20__, the date on which the Plan was adopted by the Board and the Company’s shareholders (the “Effective Date”).

(b)	Unless terminated earlier under Section 18, this Plan shall terminate on ________ ___, 20__, ten years after the Effective Date.

Exhibit D

Execution Version

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of [*], by and between the shareholder set forth on the signature page to this Agreement (the “Holder1”) and Acri Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. The Purchaser has entered into a certain Business Combination Agreement, dated as of February 18, 2024 (the “Business Combination Agreement”), with Acri Capital Acquisition Corporation, a Delaware corporation (the “Parent”), Foxx Development Inc., a Texas corporation (the “Company”), and Acri Capital Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”); and

B. the Business Combination Agreement provides for, among other things, (i) Merger Sub merging with and into the Company, with the Merger Sub surviving as the surviving company in such merger, and (ii) the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) being cancelled in exchange for the right to receive Closing Payment Stock and the Earnout Shares if issuable, in each case, in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement; and

C. the Holder is the record and/or beneficial owner of Company Common Stock and is therefore entitled to receive the corresponding number of Closing Payment Stock and Earnout Shares (if any) pursuant to the Business Combination Agreement; and

D. as a condition of, and as a material inducement for the Purchaser to enter into and consummate the transactions contemplated by, the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement on or before the Closing Date.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

a. During the Lock-up Period (as defined below), the Holder irrevocably agrees that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Purchaser.

[1]	To be signed by Company Stockholder with more than 5% of the outstanding shares of Purchaser at the closing.

b. In furtherance of the foregoing, the Purchaser will (i) place an irrevocable stop order on all Purchaser Common Stock which are Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

c. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

d. For purposes of this Agreement, the “Lock-up Period” means the earlier of (A) six months after the consummation of the Business Combination, (B) the date on which the Purchaser completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of Purchaser’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, or (C) the date on which the last reported sale price of the Purchaser’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of Business Combination.

The restrictions set forth herein shall not apply to: (1) in the case of a corporation, limited liability company, partnership, trust or other entity, transfers or distributions to the Holder’s current general or limited partners, managers or members, stockholders, beneficiaries, other equity holders or to direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (2) transfers by bona fide gift to a charity or to members of the Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse (or spousal equivalent), the siblings of such person and his or her spouse (or spousal equivalent), and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses (or equivalent) and siblings) or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order, provided that in each case (i) such transferee, distributee or devisee shall agree to be bound in writing by the terms of this Agreement prior to such transfer or disposition; (ii) such transfer or disposition shall not involve a disposition for value; (iii) any required public report or filing (including filings under the Exchange Act) shall disclose the nature of such transfer or disposition and that the Lock-up Shares remain subject to the lock-up restrictions herein; and (iv) there shall be no voluntary public disclosure or other announcement of such transfer or disposition; (5) transactions relating to the Purchaser Common Stock or other securities convertible into or exercisable or exchangeable for Purchaser Common Stock acquired in open market transactions after the Closing; (6) the exercise of any options or warrants to purchase Purchaser Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); or (7) Transfers to Purchaser to satisfy tax withholding obligations pursuant to Purchaser’s equity incentive plans or arrangements; (8) the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of Purchaser Common Stock by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period.

e. In addition to any legends required by applicable law, each certificate representing the Lock-up Shares now owned or that may hereafter be acquired by the Holders shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS PURSUANT TO THE LOCK-UP AGREEMENTS BETWEEN ACRI CAPITAL MERGER SUB I INC. AND THE OTHER PARTIES THERETO AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED WHILE THE TRANSFER RESTRICTIONS CEASE TO BE IN EFFECT PURSUANT TO THE TERMS SET FORTH IN THE LOCK-UP AGREEMENT.

2. Representations and Warranties

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Purchaser, the Purchaser’s legal counsel, or any other person.

3. Beneficial Ownership

The Holder hereby represents and warrants that as of the date hereof, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Purchaser, or any economic interest in or derivative of such stock, other than the Closing Payment Stock. For purposes of this Agreement, the Closing Payment Stock beneficially owned by the Holder, together with any Earnout Shares acquired during the Lock-up Period, if any, are collectively referred to as the “Lock-up Shares.”

4. No Additional Fees/Payment.

Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices.

Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to the Purchaser:

[PubCo]

[Address]

[Attn:]

[Email: ]

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP
666 Third Avenue, 20th Floor
New York, NY 10017
Attn: Arila E. Zhou, Esq.
Email: azhou@rc.com

(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings

The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts

8. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of Purchaser, the Purchaser or any Holder of Lock-up Shares has any rights or obligations hereunder.

10. Successors and Assigns

This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Purchaser and its successors and assigns.

11. Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

12. Amendment

This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

13. Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Dispute Resolution

Section 12.14 of the Business Combination Agreement regarding jurisdiction and waiver of jury trial is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16. Governing Law

The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

17. Controlling Agreement

To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Acri Capital Merger Sub I Inc.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[Entity Name]

By:
Name:
Title:

OR

[Individual Name]

Notice Address

Email:

[Signature Page to Lock-Up Agreement]